UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Brown-Forman Corporation

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June 27, 2011

Dear Brown-Forman Stockholder:

It is our pleasure to invite you to attend Brown-Forman Corporation’s 2011 Annual Meeting of Stockholders, which will be held:

Thursday, July 28, 2011
9:30 A.M. (Eastern Daylight Time)
Brown-Forman Conference Center
850 Dixie Highway
Louisville, Kentucky 40210

We enclose herewith our Notice of Annual Meeting, Proxy Statement, and 2011 Annual Report to Stockholders.

Your vote is very important to us. Class A stockholders are urged to complete and return your proxy card as soon as possible, whether or not you plan to attend the Annual Meeting.

We hope to see you on July 28. On behalf of the Board of Directors, thank you for your continued support.

Very truly yours,

Paul C. Varga, Chairman and Chief Executive Officer	Geo. Garvin Brown IV, Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS

Brown-Forman Corporation will hold the 2011 Annual Meeting for holders of our Class A common stock in the Conference Center at our corporate offices, 850 Dixie Highway, Louisville, Kentucky 40210, at 9:30 A.M. (Eastern Daylight Time), on Thursday, July 28, 2011.

We are holding this meeting for the following purposes, which are described more fully in the accompanying Proxy Statement:

▪	To elect a board of eleven directors;

▪	To vote, on a nonbinding advisory basis, on executive compensation;

▪	To vote, on a nonbinding advisory basis, on the frequency of future advisory votes on executive compensation; and

▪	To transact such other corporate business as may properly come before the meeting.

Only Class A stockholders of record at the close of business on June 20, 2011, are entitled to vote at the meeting. Class A stockholders may vote either in person or by proxy. Holders of Class B common stock are welcome to attend the meeting but may not vote. We are not asking for proxy cards from Class B stockholders. We will not close the stock transfer books in advance of the meeting.

If you are a Class A stockholder, whether or not you plan to attend the meeting, PLEASE complete, sign, and date the enclosed proxy card and return it promptly in the enclosed envelope. Submitting a proxy will not affect your right to vote your shares differently if you attend the meeting in person.

Louisville, Kentucky
June 27, 2011

By Order of the Board of Directors
Matthew E. Hamel, Secretary

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 28, 2011:

The Notice of Annual Meeting, Proxy Statement, and 2011 Annual Report to Stockholders
are available at www.brown-forman.com/proxy

PROXY STATEMENT

GENERAL INFORMATION

This section sets forth certain frequently asked questions and answers about the Proxy Statement and the Annual Meeting.

Q:	Why did I receive these proxy materials?

A:	The Board of Directors of Brown-Forman Corporation is soliciting proxies for the 2011 Annual Meeting of Stockholders. The meeting will take place on Thursday, July 28, 2011, at 9:30 A.M. (Eastern Daylight Time), in the Conference Center at our corporate offices, 850 Dixie Highway, Louisville, Kentucky 40210. We are providing you with these proxy materials so that you may cast your vote knowledgeably on the matters to be considered at the Annual Meeting. We will begin mailing this Proxy Statement and accompanying materials on or about June 27, 2011, to holders of record of our Class A common stock at the close of business on June 20, 2011, the record date for the 2011 Annual Meeting.

Q:	When is the record date and what does it mean?

A:	The Board has set June 20, 2011, as the record date for the 2011 Annual Meeting. Holders of our Class A common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting. If you purchased Class A common stock after the record date, you may vote those shares only if you receive a proxy to do so from the person who held the shares on the record date.

Q:	May holders of Class B common stock vote at the meeting?

A:	While holders of shares of Class B common stock are welcome to attend the 2011 Annual Meeting of Stockholders, they are not entitled to vote on any of the matters to be considered.

Q:	What am I voting on?

A:	You are being asked to elect a board of eleven directors; to vote on a nonbinding advisory resolution on executive compensation; to vote, on a nonbinding advisory basis, on the frequency of future advisory votes on executive compensation; and to transact such other corporate business as may properly come before the meeting.

Q:	How does the Board recommend I vote?

A:	Our Board unanimously recommends that you vote your shares: “FOR” the election of each of the nominees to the Board; “FOR” the nonbinding advisory resolution on executive compensation; and for “THREE YEARS” with respect to the frequency of future advisory votes on executive compensation.

Q:	What is the proxy card for?

A:	By completing and signing the proxy card, you authorize the individuals named on the card to vote your shares for you, in accordance with your instructions. If you grant a proxy, the persons named as proxy holders will also have the obligation and authority to vote your shares as they see fit on any other matter properly presented for a vote at the meeting. If for any unforeseen reason a director nominee is not available to serve, the persons named as proxy holders may vote your shares at the meeting for another nominee. The proxy holders for this year’s Annual Meeting are Geo. Garvin Brown IV, Paul C. Varga, and Matthew E. Hamel.

What happens if I sign and return my proxy card without specifying how I want my shares to be voted?

A:	If you sign and return your proxy card without specifying how you want your shares to be voted, our proxy holders will vote your shares: “FOR” the election of each of the nominees to the Board; “FOR” the nonbinding advisory resolution on executive compensation; and for “THREE YEARS” with respect to the frequency of future advisory votes on executive compensation.

Q:	What should I do if I receive more than one proxy card?

A:	It is important that you complete, sign, and date each proxy card and each voting instruction card that you receive, because they represent different shares.

Q:	How will my dividend reinvestment and employee stock purchase plan shares be voted?

A:	Shares of Class A common stock held by participants in Brown-Forman’s dividend reinvestment and employee stock purchase plans are included in your holdings and reflected on your proxy card. The shares will be voted as you direct.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	We are not aware of any business to be acted upon at the Annual Meeting other than those matters described in the Notice of Annual Meeting (election of directors; nonbinding advisory vote on executive compensation; and nonbinding advisory vote on the frequency of future advisory votes on executive compensation). If you grant a proxy, the persons named as proxy holders will have the obligation and authority to vote your shares as they see fit on any additional matters properly presented and brought to a vote at the meeting.

Q:	What is the difference between a “stockholder of record” and a “street name” holder?

A:	If your shares are registered in your name with our stock transfer agent, Computershare, you are considered to be the “stockholder of record” of those shares. The proxy materials have been sent to stockholders of record directly by Brown-Forman Corporation. As a stockholder of record, you have the right to grant your voting proxy to the proxy holders named above, or to vote in person at the meeting. Only stockholders of record may vote in person at the Annual Meeting. If your shares are held in a stock brokerage account or by a bank, your shares are held in “street name.” The proxy materials have been forwarded to you in a mailing from your broker or bank, which is, for those shares, the “stockholder of record.” You have the right to direct your broker or bank how to vote your street name shares by using the voting instruction card included in the mailing.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	A majority of the outstanding shares of our Class A common stock must be present in person or represented by proxy to constitute a quorum to conduct business at the Annual Meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker does not vote on a matter on the proxy card because the broker does not have discretionary voting power for the particular item and has not received instructions from the beneficial owner.

Q:	What is a “broker non-vote” and why is it important that I instruct my broker how to vote my shares held in street name?

A:	If your Class A shares are held in street name (which means they are held “of record” by a broker), you must instruct your broker how to vote the shares, or your shares will not be voted on any proposal for which the broker does not have discretionary authority to vote. Brokers do not have discretionary authority to vote for any of the items on the agenda for our 2011 Annual

Meeting (election of directors; nonbinding advisory vote on executive compensation; and nonbinding advisory vote on the frequency of future executive compensation advisory votes). Accordingly, if your Class A shares are held in street name, it is particularly important that you instruct your broker how you wish to vote your shares if you want your shares to be voted at the 2011 Annual Meeting.

Q:	What is “householding” and how does it affect me?

A:	“Householding” is a procedure approved by the Securities and Exchange Commission (“SEC”) that permits the delivery of a single Proxy Statement and annual report to multiple stockholders who share the same address and last name. Each stockholder in that household receives his or her own proxy card. We participate in householding to reduce our printing costs and postage fees, and to facilitate voting in households where shares may be held in multiple names and accounts. If you share an address with another stockholder and receive multiple copies of the proxy materials, you may request householding by writing or e-mailing our Secretary, Matthew E. Hamel, 850 Dixie Highway, Louisville, Kentucky 40210, or e-mailing him at Secretary@b-f.com. The proxy materials are available at www.brown-forman.com/proxy. You also may request additional copies at any time by writing or e-mailing our Secretary. If you wish to opt out of householding and receive multiple copies of the proxy materials at the same address next year, you may do so at any time prior to thirty days before the mailing of proxy materials (proxy materials are typically mailed in late June), by writing to our Secretary at the above address.

Q:	What if I submit a proxy card and then change my mind as to how I want to vote?

A:	If you are a stockholder of record, you may change your vote by granting a new proxy bearing a later date, by providing our Secretary with written notice of revocation of your proxy, or by attending the meeting and casting your vote in person. To change your vote for shares you hold in street name, you will need to follow the instructions in the materials your broker or bank provides you.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce the voting results at the Annual Meeting and to issue a press release on the day of the Annual Meeting. In addition, we will report the results by filing a Form 8-K with the SEC within four business days following the Annual Meeting.

Q:	Whom may I call with questions about the Annual Meeting?

A:	For information about your stock ownership, or for other stockholder services, please contact Linda Gering, our Stockholder Services Manager, at (502) 774-7690, or Linda_Gering@b-f.com. For information about the meeting itself, please contact Matthew E. Hamel, our Secretary, at (502) 774-7631, or Secretary@b-f.com.

Q:	Who pays for the expenses of this proxy solicitation?

A:	Brown-Forman bears the cost of soliciting proxies. We will begin mailing this Proxy Statement and accompanying materials on or about June 27, 2011. Also beginning on June 27, 2011, our directors, officers, and other employees may solicit proxies by regular or electronic mail, phone, fax, the Internet or in person. Directors, officers and employees of the Company will receive no additional compensation for soliciting proxies. We will reimburse banks, brokers, nominees, and other fiduciaries for their reasonable charges and expenses incurred in forwarding our proxy materials to the beneficial owners of our stock held in street name. In addition, we have retained Proxy Express, Inc., to assist with the distribution of proxy materials for a fee of approximately $16,000, plus associated expenses.

INTRODUCTION

This section describes the purpose of this Proxy Statement, who may vote, how to vote, the proposals to be voted upon, and the votes required for approval.

Purpose. The Board of Directors of Brown-Forman Corporation is sending you this Proxy Statement to solicit proxies for use at the 2011 Annual Meeting of Stockholders, which will be held Thursday, July 28, 2011, at 9:30 A.M. (Eastern Daylight Time) at Brown-Forman Corporation, 850 Dixie Highway, Louisville, Kentucky. We will begin mailing this Proxy Statement and accompanying materials on or about June 27, 2011, to holders of record of our Class A common stock at the close of business on June 20, 2011, the record date for the 2011 Annual Meeting.

Also beginning on June 27, 2011, our directors, officers, and other employees may solicit proxies by regular or electronic mail, phone, fax, the Internet or in person. Brown-Forman will pay all solicitation costs. Directors, officers and employees of the Company will receive no additional compensation for soliciting proxies. We will reimburse banks, brokers, nominees, and other fiduciaries for their reasonable charges and expenses incurred in forwarding our proxy materials to the beneficial owners of our stock held in street name. In addition, we have retained Proxy Express, Inc., to assist with the distribution of proxy materials for a fee of approximately $16,000, plus associated expenses.

We are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2011 Annual Report to Stockholders are available at www.brown-forman.com/proxy. Please complete, sign, date, and return the enclosed proxy card at your earliest convenience.

Voting Stock. We have two classes of common stock, Class A and Class B. Only holders of Class A common stock may vote at the 2011 Annual Meeting. As of the close of business on the record date, June 20, 2011, we had outstanding 56,534,863 shares of Class A common stock.

Voting Rights. If you were a Class A stockholder on June 20, 2011, you may cast one vote for each share registered in your name. You may vote your shares either in person or by proxy. To vote by proxy, please complete, sign, date, and return the enclosed proxy card. Granting a proxy will not affect your right to vote shares registered in your name if you attend the meeting and want to vote in person. You may revoke a proxy at any time before it is voted by sending our Secretary written notice of your revocation at the following address: Matthew E. Hamel, 850 Dixie Highway, Louisville, Kentucky 40210; by issuing a new proxy; or by attending the meeting in person and casting your vote there. For any shares you hold in street name, you must submit voting instructions to the stockholder of record (typically your broker or bank) in accordance with the instructions they provide. To revoke your proxy, you must comply with the directions they provide. The proxy holders will vote all shares represented by effective proxies in accordance with the terms stated in the proxy. The proxy holders for this year’s Annual Meeting are Geo. Garvin Brown IV, Paul C. Varga, and Matthew E. Hamel.

Proposals.

Proposal 1: Election of Directors. There are eleven nominees for election to our Board of Directors at the upcoming Annual Meeting. Each of the nominees currently serves as a director and is standing for re-election. The name, age, years of Board service, biographical information, and specific skills and qualifications of each of the nominees are provided beginning on page 14 of this Proxy Statement.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the director nominees.

Proposal 2: Advisory Vote on Executive Compensation. At the 2011 Annual Meeting, the Company will provide stockholders with the opportunity to cast a nonbinding advisory vote on the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement. This vote is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The vote is not intended to address any specific element of compensation, but instead is intended to address the overall compensation of the Named Executive Officers as disclosed herein. As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee of the Board of Directors will consider the outcome of the vote when making upcoming compensation decisions. For detailed information on the compensation of the Company’s Named Executive Officers, please see the Executive Compensation section of this Proxy Statement, beginning on page 26. Set forth below is the nonbinding advisory resolution for which we are seeking approval:

“RESOLVED, that the stockholders approve, on a nonbinding advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, the compensation tables, and the related narrative, tabular and graphic disclosures.”

The Board of Directors unanimously recommends a vote “FOR” the approval of the nonbinding advisory resolution on executive compensation.

Proposal 3: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation. At the 2011 Annual Meeting, the Company will provide stockholders with the opportunity to cast a nonbinding advisory vote on how frequently the Company should seek an advisory vote on executive compensation. This vote is also required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Stockholders will be asked to indicate whether they prefer the vote to occur every one, two, or three years. As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee and the Board will consider the outcome of the vote when considering the frequency of future advisory votes on executive compensation. For more information on this proposal and the Board’s recommendation on the frequency of future advisory votes on executive compensation, please see page 52 of this Proxy Statement.

The Board of Directors unanimously recommends a vote for “THREE YEARS” as the frequency of future advisory votes on executive compensation.

Quorum; Votes Required for Approval. A majority of the outstanding shares of our Class A common stock must be present in person or represented by proxy to constitute a quorum to conduct business at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum exists. In the election of directors (Proposal 1), a nominee will be elected if he or she receives a majority of the votes cast. A “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director (with abstentions and broker non-votes not counted as votes cast). For the nonbinding advisory vote on executive compensation (Proposal 2), approval requires an affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the matter (with abstentions counted as a vote against the proposal and broker non-votes not counted as votes cast). For the nonbinding advisory vote on the frequency of future advisory votes on executive compensation (Proposal 3), the frequency receiving the greatest number of votes (every one, two or three years) will be considered to be the recommendation of the stockholders (with abstentions and broker non-votes not counted as votes cast). For any other matter properly presented and brought to a vote at the meeting, approval requires the affirmative vote of a majority of the votes cast (with abstentions and broker non-votes not counted as votes cast).

If you sign and return your proxy card without specifying how you want your shares to be voted, our proxy holders will vote your shares: “FOR” the election of each of the nominees to the Board; “FOR” the nonbinding advisory resolution on executive compensation; and for “THREE YEARS” with respect to the frequency of future advisory votes on executive compensation.

CORPORATE GOVERNANCE

This section describes our corporate governance practices in light of the corporate governance rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange.

As a publicly traded, family-controlled company, Brown-Forman enjoys a rare governance opportunity, whereby members of our controlling stockholder group participate directly on our Board of Directors. We believe this governance structure confers a distinct competitive advantage upon the Company, due largely to the long-term ownership perspective of the Brown family. This advantage is sustained by a careful balancing of the roles of our three primary stakeholders: our Board of Directors, Company management, and our stockholders – including in particular, the Brown family.

Brown-Forman is a “Controlled Company”.

Our Board has determined that Brown-Forman is a “controlled company” within the meaning of the New York Stock Exchange (“NYSE”) rules. A controlled company is one in which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. The Brown family control group owns substantially more than 50% of our Class A voting stock, the overwhelming majority of which historically has voted in favor of the directors proposed by the Board.

Controlled companies are exempt from NYSE listing standards that require a board composed of a majority of independent directors, a fully independent nominating/corporate governance committee, and a fully independent compensation committee. We avail ourselves of the exemptions from having a board composed of a majority of independent directors and a fully independent nominating/corporate governance committee. Notwithstanding the available exemption, our Compensation Committee is composed exclusively of independent directors.

Our Board of Directors.

To Brown-Forman, one of the primary benefits of being a controlled company under the NYSE rules is the exemption from the requirement of having a Board composed of a majority of independent directors. This enables greater participation on our Board of Directors by members of the Brown family.

Our Board of Directors is the policy-making body that is ultimately responsible for the business success and ethical climate of the Company. The Board oversees the performance of our senior management team, which is responsible for leading and operating the Company’s business. The Board’s primary responsibilities include retention, evaluation and succession planning for the Company’s Chief Executive Officer and its Chairman of the Board, as well as oversight of the Company’s corporate strategy, financial condition, executive compensation policies and practices, and enterprise risk management. The Board of Directors may retain such independent advisors as it deems necessary or appropriate to the performance of its duties. The Board conducts an annual self-assessment to determine whether it and its committees are functioning effectively.

Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines that provide a framework for the conduct of the Board in the exercise of its duties. These guidelines set forth director qualification standards and responsibilities, meeting and attendance requirements, committee composition requirements and responsibilities, policies related to director compensation, director access to management and independent advisors, and an annual self-evaluation requirement for the Board, among other things. The Corporate Governance Guidelines are published on our website at www.brown-forman.com/company/governance.

Director Service. The Board of Directors is authorized to fix the number of directors to serve on the Board from time to time, within a range of three to seventeen members. Directors are elected each year at the Annual Meeting by a majority vote of our Class A stockholders. Once elected, a director holds office until the next Annual Meeting of Stockholders or until his or her successor is elected and qualified, unless he or she first resigns, retires, or is removed. Directors are not subject to term limits.

A director may not stand for re-election to the Board after he or she has reached the age of 71. In exceptional circumstances, and upon recommendation of the Corporate Governance and Nominating Committee, the Board may request a director to remain on the Board until a given date, if it finds that such service would be of significant benefit to the Company. Board member service beyond the age of 71 must be approved by the affirmative vote of two-thirds of the directors, excluding the participation and vote of the director concerned. The Board has determined that Richard P. Mayer’s continued service as director would be of significant value and benefit to Brown-Forman. Thus, the Board has requested that Mr. Mr. Mayer stand for election at the 2011 Annual Meeting for an additional term, and Mr. Mayer has agreed to do so.

Director William M. Street is scheduled to retire from Board service at the expiration of his current term and thus will not stand for re-election at the 2011 Annual Meeting. Mr. Street served a remarkable 40 years as a member of the Company’s Board of Directors. Brown-Forman is honored and gratified to have benefitted from Mr. Street’s effort, experience, and counsel throughout his 48-year affiliation with the Company. We are deeply appreciative of the invaluable contributions he has made to the Company, our Board, and our stockholders.

Effective September 23, 2010, the Board of Directors elected Bruce L. Byrnes to the Board.

Independent Directors. Under NYSE rules, a director qualifies as “independent” if the board of directors affirmatively determines that the director has no material relationship with the listed company. While the focus of the inquiry is independence from management, the board is required to consider broadly all relevant facts and circumstances in making an independence determination. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Our Board recognizes the value of having independent directors on the Board and has determined that five of our eleven director nominees have no material relationship with the Company and are therefore independent under NYSE standards. These are Directors Patrick Bousquet-Chavanne, Bruce L. Byrnes, John D. Cook, Richard P. Mayer, and William E. Mitchell.

In addition, the Board determined that William M. Street, who continues to serve as a member of the Board until his scheduled retirement on July 28, 2011, is independent under NYSE standards. In making its determination of independence with regard to Mr. Street, the Board considered Mr. Street’s prior employment with the Company and his substantial Class A stock holdings. The Board believes that these relationships do not interfere with Mr. Street’s ability to exercise independent judgment in the performance of his duties as director.

The Board determined that Geo. Garvin Brown IV, Paul C. Varga, and James S. Welch, Jr. are not independent because they are members of Company management. The Board determined that Dace Brown Stubbs is not independent because she has an immediate family member who is employed by the Company. The Board elected not to make a determination with respect to the independence of Martin S. Brown, Jr., and Sandra A. Frazier.

Brown Family Directors. The Company believes that it is strategically important for Brown family members to be actively engaged in the oversight of the Company, including by serving on the Board of Directors. Through participation on the Board, the Brown family’s long-term perspective is brought to bear, in some measure, upon each and every Board consideration. Brown family directors serve as an effective link between the Board and the controlling family stockholders. Board service also provides the Brown family with an active means by which to oversee their collective investment. Current Brown family member directors are: Geo. Garvin Brown IV, Martin S. Brown, Jr., Sandra A. Frazier, and Dace Brown Stubbs.

Management Directors. The Company also believes it is essential, from a corporate governance standpoint, that Company management be represented on the Board of Directors. Current Board members who are also members of Company management are: Geo. Garvin Brown IV, Paul C. Varga, and James S. Welch, Jr.

Board Meetings. The Board of Directors held six regular meetings during fiscal 2011. Absent an appropriate reason, attendance is expected for the full meeting by all directors at the Company’s Annual Meeting of Stockholders, at all Board meetings, and at all meetings of each committee of which a director is a member. All directors then serving were present at the 2010 Annual Meeting of Stockholders.

Executive Sessions. NYSE rules require non-management directors to meet at regularly scheduled executive sessions without management present. Our non-management directors held two executive sessions in fiscal 2011. Richard P. Mayer, Co-Chair of the Corporate Governance and Nominating Committee, served as presiding director for one of these meetings and John D. Cook, also Co-Chair of the Corporate Governance and Nominating Committee, served as presiding director for the other. NYSE rules additionally require companies whose group of non-management directors includes directors who are not “independent” under NYSE listing standards to hold an executive session of just the independent directors at least once per year. Our independent directors held two such meetings in fiscal 2011. Mr. Mayer served as presiding director for one of these meetings and Mr. Cook served as presiding director for the other.

Board Committees. Our Board has the following four standing committees: Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Executive Committee. Each Board committee operates pursuant to a written charter. Copies of the charters are posted on our corporate website at www.brown-forman.com/company/governance. Each Board committee conducts an annual self-evaluation (except the Executive Committee, which is evaluated by the full Board periodically) and may hire independent advisors, as it deems necessary or appropriate. The Board believes that transparency is a hallmark of good corporate governance. All directors are invited to attend meetings of committees on which they do not sit, which ensures the transparency of committee decision-making.

The following chart sets forth our current Board committee membership.

Board Committee Membership

Corporate
Governance &
	Audit	Compensation	Nominating	Executive

Bruce L. Byrnes	X
Patrick Bousquet-Chavanne		Co-Chair	X
Geo. Garvin Brown IV			X	X
John D. Cook		X	Co-Chair
Richard P. Mayer		Co-Chair	Co-Chair
William E. Mitchell	Co-Chair*
William M. Street	Co-Chair*
Paul C. Varga				X
James S. Welch, Jr.				X

*	Audit Committee Financial Expert

Audit Committee. The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, audit process, system of internal controls, assessment of enterprise risk management, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications, independence, and performance, and the performance of the Company’s internal audit function. The committee’s responsibilities include, among other things, the preparation of the Audit Committee Report that appears in this Proxy Statement on page 23.

Bruce L. Byrnes, William E. Mitchell (Co-Chair) and William M. Street (Co-Chair) currently serve on the Audit Committee of our Board of Directors. John D. Cook served on the committee during fiscal 2011 until Mr. Byrne’s election to the Board on September 23, 2010. The Audit Committee held eight meetings during fiscal 2011.

In addition to the NYSE requirement that each audit committee member satisfy the NYSE director independence standards, audit committee members must comply with the independence standards mandated by Section 301 of the Sarbanes-Oxley Act and set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Each member of our Audit Committee satisfies these standards. The Board has determined that each member of our Audit Committee is “financially literate” within the meaning of the NYSE rules, and that Messrs. Mitchell and Street qualify as “audit committee financial experts” under SEC regulations.

Compensation Committee. The Compensation Committee assists the Board in fulfilling the Board’s duties relating to the compensation of our directors, executive officers, and employees. The committee’s responsibilities include, among other things, determining the compensation of the Chief Executive Officer; reviewing and approving the compensation of the Chairman of the Board; approving incentive compensation plan design and changes thereto for the Chief Executive Officer and other senior executive officers; assisting the Board in its oversight of risk related to the Company’s compensation policies and practices applicable to all employees; overseeing the preparation of the Compensation Discussion and Analysis that appears in this Proxy Statement beginning on page 28; preparing the Compensation Committee Report that appears in this Proxy Statement on page 38; and leading the evaluations of the performance of the Chief Executive Officer and the Chairman of the Board.

The committee has retained Frederic W. Cook & Co. as its independent compensation consultant. For additional information on the services provided by and the fees paid to the Cook firm, as well as the Committee’s processes and procedures for the consideration and determination of executive and director compensation, please see the Compensation Discussion and Analysis section of this Proxy Statement, which begins on page 28.

Patrick Bousquet-Chavanne (Co-Chair), Richard P. Mayer (Co-Chair), and John D. Cook serve on the Compensation Committee. Each of the committee members qualifies as an independent director under NYSE listing standards, a “non-employee director” under SEC rules, and an “outside director” under regulations adopted pursuant to Section 162 of the Internal Revenue Code. The committee held six meetings during fiscal 2011.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee’s primary responsibilities are: to assist the Board in identifying, recruiting, and recommending to stockholders appropriate candidates to serve as directors; to review periodically the Company’s corporate governance principles in light of developments in corporate governance law and best practices, taking into account the Company’s controlled-company status under the NYSE rules; to coordinate and oversee Chief Executive Officer succession planning on behalf of the Board; and to assist the Board with its annual self-evaluation. The Corporate Governance and Nominating Committee held eight meetings during fiscal 2011. Richard P. Mayer (Co-Chair), John D. Cook (Co-Chair), Patrick Bousquet-Chavanne, and Geo. Garvin Brown IV serve on the Corporate Governance and Nominating Committee. All of the Corporate Governance and Nominating Committee members are independent under NYSE listing standards, except Geo. Garvin Brown IV.

In evaluating candidates for Board membership, the Corporate Governance and Nominating Committee seeks directors who will represent the best long-term interests of all stockholders. As articulated in our Corporate Governance Guidelines, the Board’s view is that all Brown-Forman directors should possess the highest personal and professional ethics, integrity, and values. The Board also believes that it is highly desirable for the directors to possess the following qualities: good judgment, candor, independence, civility, business courage, experience with businesses and other organizations of comparable character and of comparable or larger size, and a lack of possible conflicts of interest.

The Corporate Governance and Nominating Committee and the Board consider diversity in evaluating candidates for Board membership, though neither has adopted a formal policy to that effect. The Board’s goal is to maintain a well-balanced membership that combines a variety of experience, backgrounds, skills, and perspectives to enable the Board, as a whole, to effectively guide the Company in the pursuit of its strategic objectives. The committee considers an individual’s independence; business, professional or public service experience; industry knowledge, experience and relationships; financial expertise; international experience; leadership skills; age, gender, race and other personal characteristics; time availability; and familial relation to our controlling family stockholders.

The Corporate Governance and Nominating Committee has engaged independent search firms to assist in identifying potential Board candidates from time to time. The Board has not adopted a formal policy regarding stockholder-nominated director candidates because the committee believes that the processes used to date have been appropriate and effective for identifying and selecting Board members.

Executive Committee. Pursuant to the by-laws of the Company, the Board by resolution designates the members of the Board Executive Committee, which consists of the Chief Executive Officer, the Chairman of the Board (if separate from the Chief Executive Officer), and one or more other directors as determined by the Board from time to time. The Board can change the committee’s membership, fill vacancies in it, and dissolve the committee at any time. The Executive Committee may exercise all of the powers of the Board of Directors on such matters as are delegated to it by the Board, as well as during intervals between meetings of the Board of Directors. Geo. Garvin Brown IV, Paul C. Varga, and James S. Welch, Jr., served as members of the Executive Committee during fiscal 2011. The Executive Committee held three meetings during fiscal 2011.

Board Leadership Structure. Our Board does not have a policy regarding the separation of the roles of Chairman of the Board and Chief Executive Officer, as the Board believes that the determination of whether to separate or combine the roles depends largely upon the identity of the Chief Executive Officer and the membership of the Board, from time to time. Currently, these roles are separate, although in years past, they have been combined. Our Board is led by Geo. Garvin Brown IV, who serves as Chairman of the Board. In his role as Chairman of the Board, Mr. Brown is responsible for chairing Board meetings, chairing our Annual Meeting of Stockholders, serving on the Executive Committee of the Board, and, importantly, serving as the primary liaison between the Board and our controlling family stockholders. Mr. Brown also serves as a member of the Corporate Governance and Nominating Committee of the Board. In addition to his role as Chairman of the Board, Mr. Brown is a member of the Company’s senior management (Executive Vice President), providing executive leadership and planning on strategic and operational matters related to the Board and the Brown family. Paul C. Varga serves as Chairman and Chief Executive Officer of the Company. As Chairman and Chief Executive Officer, Mr. Varga is the Company’s highest ranking executive officer, and has ultimate responsibility for the Company’s operations and performance. Mr. Varga serves as a member of our Board of Directors and is a member of the Executive Committee of the Board.

Our Board has determined that this leadership structure – having a Brown family member serve as Chairman of the Board, having our Chief Executive Officer serve as a member of the Board, and having a Board composed of independent, Brown family and management directors – is appropriate, given our status as a family controlled company and other relevant circumstances. The Board believes that this structure serves the best interests of the Company and its stockholders because it promotes the Brown family’s active oversight, engagement, and participation in the Company and its business, and it publicly confirms the fact that Brown-Forman is controlled by the Brown family. In addition, this structure ensures the Board’s accessibility to our Chief Executive Officer’s comprehensive knowledge of the Company’s business and industry, yet relieves our Chief Executive Officer of the added responsibilities attendant to the position of Chairman of the Board, allowing him to focus more on the Company’s business strategy and day-to-day operations than on Board governance matters. Further, we believe that the direct participation on the Board by members of the Brown family supports the Board’s management oversight function, due to the long-term ownership perspective of our controlling stockholders.

Board’s Role in Risk Oversight. Our Corporate Governance Guidelines require that the Board ensure that appropriate processes are in place for the management of enterprise risk, and our Board considers risk oversight to be an integral part of its role in the Company’s strategic planning process. At its meetings, the Board regularly and actively considers how strategic decisions affect the Company’s risk profile. While the Board has the ultimate oversight responsibility for the risk management process, the Audit, Compensation, and Corporate Governance and Nominating Committees of the Board play an important role in assisting the Board with its oversight responsibilities.

Specifically, the Board has assigned to the Audit Committee the responsibility to assist it in overseeing the Company’s most significant risks – financial and otherwise – and in periodically reviewing whether management is appropriately monitoring and managing those risks. The Audit Committee holds regular discussions with the Company’s Chief Executive Officer, Chief Financial Officer, principal accounting officer, General Counsel, and Director of Internal Audit on the Company’s enterprise risk management program (“ERMP”). The Board has assigned to the

Compensation Committee the responsibility to assist it in overseeing risk related to the Company’s compensation policies and practices, and the Board has assigned to the Corporate Governance and Nominating Committee the responsibility to assist it in overseeing risk related to corporate governance, board composition, and succession planning for the Chief Executive Officer and the Chairman of the Board. These committees meet regularly with members of management and outside advisors, as necessary, and provide to the Board regular reports on their risk oversight and mitigation activities. In addition, certain management committees – the Disclosure Controls Committee and the Risk Committee – play an integral role in making sure that risk-related information surfaces to the Board as directly and quickly as possible. The Board believes that its leadership structure is conducive to its risk oversight function.

Communication with our Board. Brown-Forman stockholders and other interested parties may communicate with Brown-Forman’s directors, including the non-management directors or the independent directors as a group, by sending written communications to our Secretary, Matthew E. Hamel, at 850 Dixie Highway, Louisville, Kentucky 40210, or by e-mail at Secretary@b-f.com. Written communications will be provided to the individual director or group of directors to whom they are addressed, and copies of such communications will be provided to all other directors.

Company Management.

Brown-Forman has long believed that good corporate governance is essential to the Company’s long-term success. We continually evaluate our corporate governance practices in the context of our controlled company status to address the changing regulatory environment and adopt those “best practices” that we believe are best for Brown-Forman.

Code of Conduct and Compliance Guidelines. The Company has adopted the Brown-Forman Code of Conduct and Compliance Guidelines (the “Code of Conduct”), which set forth standards of ethical behavior applicable to all Company employees and directors. The Code of Conduct contains a Code of Ethics for Senior Financial Officers, which details the Company’s expectation that all financial, accounting, reporting, and auditing activities of the Company be conducted in strict compliance with all applicable rules and regulations, and in accordance with the highest ethical standards. The Code of Conduct, including the Code of Ethics for Senior Financial Officers, can be found on our website at www.brown-forman.com/company/governance.

Disclosure Controls Committee. The Company has a Disclosure Controls Committee, which is composed of members of management. The committee has established controls and procedures designed to ensure that information that may be required to be disclosed publicly is gathered and communicated to the committee and, if required, reported in a timely and accurate manner. The committee is also responsible for developing and implementing procedures to assist the Company in complying with SEC Regulation FD (Fair Disclosure). The committee has implemented a financial review process that enables our Chief Executive Officer and Chief Financial Officer to certify our quarterly and annual financial reports with confidence.

Risk Committee. The Company formed the Risk Committee in 2008 and charged it with leading the Company’s ERMP. The objective of the program is to protect the long-term viability of the Company’s business through the identification and management of both the upside and downside potential of risk. Core attributes of the program include risk management policies, specific corporate governance structures, and ongoing processes for identifying, assessing, and prioritizing risk. In support of the program’s objectives, the committee – which is composed of members of management – is responsible for identifying critical risks facing the Company and assessing the adequacy of measures in place to manage those risks; for communicating the role of all employees in the ERMP; and for integrating the discussion of risk into decision making processes.

Our Controlling Family Stockholders.

Unlike most public companies, Brown-Forman has an engaged family stockholder base with a long-term ownership perspective. We view our status as a publicly traded, family-controlled company as a distinct source of competitive advantage, and we believe that a strong relationship with the Brown family is essential to our growth, independence, and long-term value creation for all stockholders. We therefore actively cultivate our relationship with the Brown family.

Brown-Forman/Brown Family Shareholders Committee. The Brown-Forman/Brown Family Shareholders Committee encourages and provides a forum for open, constructive and frequent dialogue between the Company and its controlling family stockholders. Designed for broad family participation, and including several non-family Company executives, the committee has developed policies and formed working groups to study areas of particular interest to the Brown family, such as family governance, philanthropy, and family members’ education and employment at the Company. The committee conducts its interactions with the Company in a manner consistent with all applicable securities and disclosure rules and regulations.

Director of Family Shareholder Relations. In 2009, the Company created the position of Director of Family Shareholder Relations. The Director of Family Shareholder Relations works with Company employees and Brown family members to develop and implement policies and practices designed to further strengthen the relationship between the Company and the Brown family.

Brown Family Member Employees. There are ten Brown family members employed at varying levels within the Company. Some Brown family employees participate on certain Company management committees that oversee various strategic and operational matters. Participation on these committees enables our Brown family employees to contribute their perspectives to important issues facing the Company, as well as provides valuable professional development opportunities.

ELECTION OF DIRECTORS

This section provides biographical information about our director nominees.

Proposal 1: Election of Directors

Election of Directors at the Annual Meeting. There are eleven director nominees on this year’s slate. The proxy holders will vote all shares for which they receive a proxy “FOR” the election of all director nominees below, except in respect of proxy cards directing them to vote against, or to abstain from voting for, certain or all of the nominees. If any nominee becomes unable to serve before the meeting, the persons named as proxy holders may vote the shares for which they hold proxies for a substitute nominee. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unwilling or unable to serve as director.

Nominees. Set forth below is certain biographical information about our director nominees, including a description of the specific experience, qualifications, attributes and skills that led to the conclusion that the person should serve as a member of our Board, in light of our business and status as a family controlled company. Each of our director nominees currently serves as a director of Brown-Forman.

The Board of Directors unanimously recommends a vote “FOR” the election of each of the director nominees.

Name, Age as of the July 28, 2011 Annual Meeting, Term as Director,
Current Position, Business Experience, Other Directorships, and Board Qualifications

Patrick Bousquet-Chavanne, 53, director since 2005. Co-Chairman of Yoostar Entertainment Group, the developer of the Yoostar social video gaming website and interactive entertainment system, since May 2010; President and Chief Executive Officer of Yoostar since 2009; President and Chief Executive Officer from 2008 to 2009 of T-Ink Technologies, Inc., a company specializing in advanced conductive technology applied to ready-to-wear; Group President of The Estée Lauder Companies Inc. from 2001 through 2008; President of Estée Lauder International, Inc., from 1998 to 2001. Prior to joining The Estée Lauder Companies in 1998, Mr. Bousquet-Chavanne served as Executive Vice-President International Operations for Parfums Christian Dior S.A., a division of LVMH. Other directorships: HSNi Corporation.

Mr. Bousquet-Chavanne’s individual qualifications and skills include senior management experience at one of the world’s leading manufacturers and marketers of branded consumer goods, including experience with branding, licensing, distribution and international expansion. In addition, Mr. Bousquet-Chavanne has experience from Estée Lauder dealing with governance issues relevant to family controlled public companies.

Name, Age as of the July 28, 2011 Annual Meeting, Term as Director,
Current Position, Business Experience, Other Directorships, and Board Qualifications

Geo. Garvin Brown IV, 42, director since 2006. Joined Brown-Forman as an employee in 1996. Chairman of the Board since 2007; Executive Vice President of Brown-Forman Corporation; Senior Vice President and Managing Director of Western Europe and Africa from 2009 to 2011; Vice President and Jack Daniel’s Brand Director in Europe and Africa from 2004 to 2008; Vice President of Brown-Forman Beverages, Europe, Ltd., from 2004 to 2007; Director of the Office of the Chairman and Chief Executive Officer from 2002 to 2004.

Mr. Brown’s individual qualifications and skills include the business and industry experience he has gained by serving in operational, management and executive positions within the Company, his deep knowledge of corporate governance, and the special perspectives he brings to the Board as a fifth generation Brown family stockholder and as a member of Company senior management.

Martin S. Brown, Jr., 47, director since 2006. Partner, Adams and Reese LLP, a law firm, since 2005; Partner, Stokes & Bartholomew, P.A. (a predecessor firm to Adams and Reese LLP) since 1999.

Mr. Brown’s individual qualifications and skills include his expertise as a corporate and transactional lawyer advising clients on corporate governance, mergers and acquisitions, and compliance with securities laws, among other things. In addition, Mr. Brown brings to the Board his perspective as a fifth generation Brown family stockholder.

Bruce L. Byrnes, 63, director since 2010. Vice Chairman of the Board for The Procter and Gamble Company (P&G) from 2002 to 2008. Mr. Byrnes retired in 2008 following a 38-year career at P&G, during which he held the following positions: Vice Chairman, Global Brand Building Training from 2007 to 2008; Vice Chairman, Global Household Care Division from 2004 to 2007. Other directorships: Boston Scientific Corporation, Cincinnati Bell, Inc., and Diebold Inc.

Mr. Byrnes’s individual qualifications and skills include his executive leadership of a global consumer goods company; his expertise in brand building and brand management; financial expertise; international marketing and operational experience and corporate strategy.

John D. Cook, 58, director since 2008. Director Emeritus of McKinsey & Company; Director, McKinsey & Company from 2003 to 2008. Earlier in his career, Mr. Cook worked in brand management at The Procter & Gamble Company, and more recently, held the number two management position at The Kellogg Company.

Mr. Cook’s individual qualifications and skills include those gained during his thirty-two-year career advising and managing consumer products companies. He brings to the Board leadership, senior management experience, financial expertise, marketing skills, international expertise, experience with strategic acquisitions and integrations, and a history of shareholder value creation.

Name, Age as of the July 28, 2011 Annual Meeting, Term as Director,
Current Position, Business Experience, Other Directorships, and Board Qualifications

Sandra A. Frazier, 39, director since 2006. Founder and Partner, Tandem Public Relations, LLC, since 2005; Public Relations Account Manager at Doe Anderson, Inc., from 2002 to 2005; Project Assistant at Schneider Associates Public Relations from 2000 to 2001. Other directorships: The Glenview Trust Company.

Ms. Frazier’s individual qualifications and skills include leadership and management skills gained through founding and managing a public relations firm, communication skills, strategic thinking, and community relations experience. In addition, Ms. Frazier brings to the Board her perspective as a fifth generation Brown family stockholder.

Richard P. Mayer, 71, director since 1994. Chairman and Chief Executive Officer of Kraft General Foods North America (now Kraft Foods Inc.) from 1989 to 1996.

Mr. Mayer’s individual qualifications and skills include leadership, management and operations experience at a multi-national manufacturer and marketer of food and beverage products, branding and marketing experience, and financial expertise. Mr. Mayer also has experience as an independent director on other public company boards.

William E. Mitchell, 67, director since 2007. Founder and managing partner of Sequel Capital Management, LLC. Chairman of the Board of Arrow Electronics, Inc., from 2006 to 2009, and President and Chief Executive Officer of Arrow Electronics, Inc. from 2003 to 2009. Executive Vice President of Solectron Corporation and President of Solectron Global Services, Inc., from 1999 to 2003. Other directorships: Humana Incorporated, National Semiconductor Corporation, Rogers Corporation, and Spansion Inc.

Mr. Mitchell’s individual qualifications and skills include global business leadership and operations experience, financial expertise, global sales and marketing experience, and experience with global supply chain and distribution strategies for industrial and consumer goods. In addition, Mr. Mitchell has experience as an independent director on other public company boards.

Dace Brown Stubbs, 64, director since 1999. Private investor. Ms. Stubbs’s individual qualifications and skills include extensive service on numerous non-profit and civic boards, investment experience, and her unique perspective as a fourth generation Brown family member.

Name, Age as of the July 28, 2011 Annual Meeting, Term as Director,
Current Position, Business Experience, Other Directorships, and Board Qualifications

Paul C. Varga, 47, director since 2003, a twenty-four-year employee of Brown-Forman. Company Chairman since August 2007; Chief Executive Officer since 2005; President and Chief Executive Officer of Brown-Forman Beverages (a division of Brown-Forman) from 2003 to 2005; Global Chief Marketing Officer for Brown-Forman Spirits from 2000 to 2003.

Mr. Varga’s individual qualifications and skills include his in-depth knowledge of the Company’s business, operations and strategy, extensive knowledge of the beverage alcohol industry, sales and marketing expertise, financial expertise, strategic thinking, leadership, management, consensus-building and communication skills.

James S. Welch, Jr., 52, director since 2007, a twenty-two-year employee of Brown-Forman. Vice Chairman, Executive Director of Corporate Affairs, Strategy, Diversity, and Human Resources since 2007; Vice Chairman, Executive Director of Corporate Strategy and Human Resources from 2003 to 2007; Senior Vice President and Executive Director of Human Resources from 1999 to 2003.

Mr. Welch’s individual qualifications and skills include the extensive leadership, management and operational experience gained during his tenure as a Company employee, as well as experience with corporate strategy, organizational effectiveness, and public affairs. In addition, Mr. Welch is actively involved in leadership roles on local civic boards.

Family Relationships. No family relationship – first cousin or closer – exists between any two directors, executive officers, or persons nominated or chosen by the Company to become a director or executive officer, except Director Geo. Garvin Brown IV is the nephew of Director Dace Brown Stubbs.

STOCK OWNERSHIP

This section identifies the beneficial owners of more than 5% of our voting stock, as well as the stock ownership of our directors and executive officers.

Beneficial Owners of more than 5% of the Company’s Voting Stock.

The table below identifies each beneficial owner of more than 5% of our Class A common stock, our only class of voting stock, as of April 30, 2011. The SEC defines “beneficial ownership” to include shares over which a person has sole or shared voting or investment power. Each of the beneficial owners listed in the table below is either a Brown family member, an entity or trust controlled by Brown family members, or an individual serving as an advisor to a Brown family trust at the request of Brown family members.

The Brown family holds Class A shares in a variety of family trusts and entities, with multiple family members often sharing voting control and investment power as members of advisory committees to the trusts or as owners or officers of the entities. As a result, many of the shares shown in the table below are counted more than once, as they are deemed to be beneficially owned by more than one of the persons identified in the table. Counting each share only once, the aggregate number of shares of Class A common stock beneficially owned by the persons in this table is 38,101,003 shares, or 67.4% of the 56,553,385 Class A shares outstanding as of the close of business on April 30, 2011.

The table below confirms that the Brown family continues its long-standing voting control of Brown-Forman Corporation.

Beneficial Ownership of Class A Common Stock as of April 30, 2011

	Amount and Nature of Beneficial Ownership (1)
	Voting and Investment Power						Percent of
Name and Address	Sole		Shared		Total		Class
Owsley Brown II	996,559		7,345,302		8,341,861		14.8%
Preston Pointe Building 333 East Main Street, Suite 400 Louisville, Kentucky 40210

J. McCauley Brown	2,057,842	(2)	5,653,921	(2)	7,711,763	(2)	13.6%
850 Dixie Highway Louisville, Kentucky 40210

Ina Brown Bond	1,866,749		5,322,439		7,189,188		12.7%
622 North Ocean Boulevard Delray Beach, Florida 33483

Owsley Brown Frazier (3)	415,514		5,653,921		6,069,435		10.7%
829 West Main Street Louisville, Kentucky 40202

Catherine Frazier Joy (3)	164,440		5,705,995		5,870,435		10.4%
PO Box 640 Goshen, Kentucky 40026

Laura Frazier (3)	147,049		5,653,921		5,800,970		10.3%
829 West Main Street Louisville, Kentucky 40202

	Amount and Nature of Beneficial Ownership (1)
	Voting and Investment Power			Percent of
Name and Address	Sole	Shared	Total	Class
OB Tr U/W fbo OB Frazier (3)	0	5,653,921	5,653,921	9.9%
829 West Main Street Louisville, Kentucky 40202

ABF Tr U/A fbo OB Frazier (3)	0	5,653,921	5,653,921	9.9%
829 West Main Street Louisville, Kentucky 40202

Avish Agincourt, LLC	0	5,653,921	5,653,921	9.9%
829 West Main Street Louisville, Kentucky 40202

Jean W. Frazier	276,110	4,888,985	5,165,095	9.1%
4810 Cherry Valley Road Prospect, Kentucky 40059

W. L. Lyons Brown, Jr.	606,539	4,320,426	4,926,965	8.7%
320 Whittington Parkway, Suite 206 Louisville, Kentucky 40222

Sandra A. Frazier	13,456	4,888,985	4,902,441	8.7%
304 West Liberty Street, Suite 200 Louisville, Kentucky 40202

Brooke A. Morrow	0	4,888,985	4,888,985	8.6%
1100 Ridgeway Loop Road, Suite 444 Memphis, Tennessee 38120

Martin S. Brown, Sr.	0	4,279,678	4,279,678	7.6%
5214 Maryland Way, Suite 405 Brentwood, Tennessee 37027

Laura Lee Brown	32,427	3,794,914	3,827,341	6.8%
710 West Main Street, Suite 201 Louisville, Kentucky 40202

Geo. Garvin Brown IV (4)	722,167	3,026,932	3,749,099	6.6%
850 Dixie Highway Louisville, Kentucky 40210

Campbell P. Brown (4)	700,700	3,032,459	3,733,159	6.6%
850 Dixie Highway Louisville, Kentucky 40210

Dace Brown Stubbs	2,000	2,885,323	2,887,323	5.1%
135 Sago Palm Road Vero Beach, Florida 32963

	Amount and Nature of Beneficial Ownership (1)
	Voting and Investment Power			Percent of
Name and Address	Sole	Shared	Total	Class
Marshall B. Farrer	210	2,885,323	2,885,533	5.1%
850 Dixie Highway Louisville, Kentucky 40210

Dace Polk Maki	0	2,885,323	2,885,323	5.1%
PO Box 91206 Louisville, Kentucky 40291

Log House Partners Ltd.	0	2,885,323	2,885,323	5.1%
4708 Old Brownsboro Court Louisville, Kentucky 40207

Garvin Brown Deters	101,459	2,737,401	2,838,860	5.0%
710 West Main Street, Suite 201 Louisville, Kentucky 40202

(1)	Based upon information furnished to the Company by the named persons and information contained in filings with the SEC.

(2)	For J. McCauley Brown, amounts set forth above reflect voting power only. Mr. Brown holds sole investment power over 281,868 shares of Class A common stock and shared investment power over 6,263,604 shares of Class A common stock.

(3)	These persons have agreed in principle to act together for the purpose of holding and voting certain shares of Class A common stock reflected in the table.

(4)	These persons have agreed in principle to act together for the purpose of holding and voting certain shares of Class A common stock reflected in the table.

Stock Owned by Directors and Executive Officers.

The following table sets forth as of April 30, 2011, the beneficial ownership of our Class A and Class B common stock of each current director, each director nominee, each executive officer named in the Summary Compensation Table for Fiscal 2011 found on page 41, and of all directors and executive officers as a group. Some shares shown below are beneficially owned by more than one person. As of the close of business on April 30, 2011, there were 56,553,385 shares of Class A common stock and 88,399,499 shares of Class B common stock outstanding. In calculating the aggregate number of shares and percentages owned by all directors and executive officers as a group, which includes shares owned by persons not named in this table, we counted each share only once.

Stock Beneficially Owned by Directors and Executive Officers as of April 30, 2011

	Class A Common Stock (2)						Class B Common Stock (2)
	Voting or Investment Power					% of	Investment Power					% of
Name (1)	Sole		Shared		Total	Class	Sole			Shared	Total	Class
Donald C. Berg	11,960	(3)	0		11,960	*	105,245	(3	)(6)	0	105,245	*
Patrick Bousquet-Chavanne	0		0		0	*	37,689	(3)		0	37,689	*
Geo. Garvin Brown IV	722,167	(4)	3,026,932	(5)	3,749,099	6.6%	207,996	(3	)(6)	457,554	665,550	*
Martin S. Brown, Jr.	75,618		96,744		172,362	*	36,744	(3)		24,185	60,929	*
Bruce L. Byrnes	0		0		0	*	834	(3)		0	834	*
John D. Cook	0		0		0	*	14,656	(3)		0	14,656	*
Sandra A. Frazier	13,456		4,888,985		4,902,441	8.7%	21,359	(3)		1,222,245	1,243,604	1.4%
Matthew E. Hamel	1,047	(3)	0		1,047	*	18,701	(3)		0	18,701	*
Richard P. Mayer	6,000		0		6,000	*	47,827	(3)		0	47,827	*
Mark I. McCallum	7,727	(3)	0		7,727	*	49,599	(3)		18	49,617	*
William E. Mitchell	1,000		0		1,000	*	18,669	(3)		0	18,669	*
William M. Street	553,461		1,119,330		1,672,791	3.0%	314,726	(3)		750	315,476	*
Dace Brown Stubbs	2,000		2,885,323		2,887,323	5.1%	34,303	(3)		721,330	755,633	*
Paul C. Varga	79,007	(3)	0		79,007	*	21,513	(3)		0	21,513	*
James S. Welch, Jr.	12,451	(3)	0		12,451	*	82,030	(3)		0	82,030	*
All Directors and Executive Officers as a Group (18 persons, including those named above) (7)	1,491,719	(8)	12,017,314		13,509,033	23.4%	1,073,225	(8	)(9)	2,426,082	3,499,307	1.5%

*	Represents less than 1% of the class.

(1)	The address for each of the persons named in the table is 850 Dixie Highway, Louisville, Kentucky 40210.

(2)	Based upon Company information, information furnished to the Company by the named persons, and information contained in filings with the SEC. Under SEC rules, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or of which the person has the right to acquire beneficial ownership within 60 days (including shares underlying options or stock appreciation rights that are exercisable within 60 days).

(3)	Includes the following shares subject to Class B common stock options or stock-settled stock appreciation rights (SSARs) that are currently exercisable or that will become exercisable on or before June 29, 2011 (60 days after April 30, 2011), performance-based Class A common stock over which the named persons have sole voting power, and Class B deferred stock units that vest over the course of the board year:

	Class A	Class B
	Restricted	Stock		Deferred
Name	Stock	Options	SSARs	Stock Units
Donald C. Berg	1,570	34,658	49,022	0
Patrick Bousquet-Chavanne	0	572	36,108	1,009
Geo. Garvin Brown IV	0	3,937	3,610	0
Martin S. Brown, Jr.	0	0	14,939	1,009
Bruce L. Byrnes	0	0	0	834
John D. Cook	0	0	13,647	1,009
Sandra A. Frazier	0	0	14,939	1,009
Matthew E. Hamel	1,047	0	18,701	0
Richard P. Mayer	0	11,061	24,590	1,009
Mark I. McCallum	2,354	16,933	32,666	0
William E. Mitchell	0	0	17,410	1,009
William M. Street	0	5,789	18,012	1,009
Dace Brown Stubbs	0	11,061	18,012	1,009
Paul C. Varga	14,190	0	0	0
James S. Welch, Jr.	1,570	25,756	52,023	0

(4)	Includes 331,250 shares of Class A common stock pledged as security.

(5)	Includes 500,000 shares of Class A common stock pledged as security.

(6)	Includes Class B common stock held in the Company’s 401(k) plan as of the close of business April 30, 2011, as follows: for Donald C. Berg, 2,578 shares; for Geo. Garvin Brown IV, 6,381 shares.

(7)	“All directors and executive officers as a group” includes 18 persons, including those directors and officers named in the table. In calculating the aggregate number of shares and percentages owned by all directors and executive officers as a group, each share is counted only once.

(8)	Includes 22,541 shares of Class A restricted stock and 8,903 Class B deferred stock units held by all directors and executive officers as a group.

(9)	Includes 124,311 Class B common stock options and 347,359 Class B common stock SSARs held by all directors and executive officers as a group that are exercisable on or before June 29, 2011 (60 days after April 30, 2011).

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors, and “beneficial owners” of 10% or more of our Class A common stock to file stock ownership reports and reports of changes in ownership with the SEC. Based on a review of those reports and written representations from the reporting persons, we believe that during fiscal 2011, these persons reported all transactions on a timely basis, except J. McCauley Brown did not timely report a family member’s acquisition of 143 shares of Class A common stock, and William M. Street corrected an omission from prior filings of a family member’s holding of 750 shares of Class B common stock.

AUDIT COMMITTEE

This section is a report of the Audit Committee of the Board of Directors. It explains the role of the Audit Committee and sets forth the fees paid to our independent registered public accounting firm.

Audit Committee Report.

The Board has delegated to the Audit Committee responsibility to assist it in overseeing the Company’s most significant risks – financial and otherwise – and in periodically reviewing how management monitors and manages those enterprise risks. During fiscal 2011, the Audit Committee met with management, including the CEO, CFO, principal accounting officer, the Director of Internal Audit and members of the management Risk Committee, to review management’s risk register and confirm that key risks to the Company have been identified and that appropriate mitigation activities are taking place. In addition, during fiscal 2011, enterprise risk management was made an agenda item for all Audit Committee meetings held in connection with regularly scheduled Board meetings. The Committee reported to the Board the results and findings all of its enterprise risk oversight activities this past fiscal year.

The Audit Committee is responsible for the oversight of the integrity of the Company’s financial statements on behalf of the Board. Management is responsible for establishing and maintaining the Company’s internal controls, for preparing the financial statements, and for the public reporting process. The independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report on its audit. The independent registered public accounting firm also reports on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviews the work of management in respect of these matters and has direct responsibility for retention of the independent registered public accounting firm on behalf of the Board of Directors.

On behalf of the Board, the Audit Committee retained PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements and the Company’s internal control over financial reporting for fiscal 2011. The Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements as of and for the fiscal year ended April 30, 2011. In addition, the Audit Committee reviewed and discussed with management management’s assessment of the effectiveness of the Company’s internal control over financial reporting and, with PwC, its evaluation of the Company’s system of internal controls. These discussions included meetings with PwC without representatives of management present.

The Audit Committee discussed with PwC matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. PwC provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning independence, and the committee discussed with PwC the firm’s independence and ability to conduct the audit. The Audit Committee has determined that PwC’s provision of audit and non-audit services to the Company is compatible with maintaining auditor independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2011.

Audit Committee
William E. Mitchell, Co-Chair
William M. Street, Co-Chair
Bruce L. Byrnes

Fees Paid to Independent Registered Public Accounting Firm.

The following table presents the fees the Company incurred for the professional services provided by PwC for fiscal years 2010 and 2011.

	Fiscal Years
	2010	2011

Audit Fees	$1,295,592	$1,325,330
Audit-Related Fees	130,000	140,650
Tax Fees	60,000	198,182
All Other Fees	0	0

Total	$1,485,592	$1,664,162

Audit Fees. This category consists of the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, attestation services relating to the report on internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, review of interim financial statements included in the Company’s Form 10-Q quarterly reports, services normally provided in connection with statutory and regulatory filings or engagements, and statutory audits required by foreign jurisdictions.

Audit-Related Fees. This category consists principally of audits of employee benefit plans. All such fees were pre-approved by the Audit Committee in accordance with the policy described below.

Tax Fees. This category consists principally of international tax planning services. All such fees were pre-approved by the Audit Committee in accordance with the policy described below.

Audit Committee Pre-Approval Policies and Procedures.

It is the policy of the Audit Committee to pre-approve all audit services and permitted non-audit services (including an estimate of the fees or a range of fees) to be performed for the Company by its registered public accounting firm, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act. The Audit Committee pre-approved the fiscal 2011 audit and non-audit services provided by PwC. The non-audit services (tax fees) approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the registered public accounting firm’s independence. The Audit Committee has delegated to its Co-Chairs the authority to pre-approve proposed audit and non-audit services that arise between meetings, with the understanding that the decision to approve the service will be reviewed at the next scheduled Audit Committee meeting. During the approval process, the Audit Committee considers the potential impact of the type of service on the independence of the registered public accounting firm. Services and fees must be deemed compatible with the maintenance of the registered public accounting firm’s independence, including compliance with SEC rules and regulations. The Audit Committee is prohibited from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of our independent registered public accounting firm. Throughout the year, the Audit Committee reviews any revisions to the estimates of fees initially approved.

The Audit Committee has adopted other policies in an effort to ensure the independence of our independent registered public accounting firm. The Audit Committee must pre-approve PwC’s rendering of personal financial and tax advice to any of the Company’s designated executive officers. In addition, the Audit Committee has a policy that limits the Company’s ability to hire certain current and former employees of our independent registered public accounting firm.

Appointment of Independent Registered Public Accounting Firm.

The Audit Committee has appointed PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2012. Through its predecessor Coopers & Lybrand L.L.P., PwC has served as the Company’s auditor continuously since 1933. A PwC representative will attend the Annual Meeting, will be given the opportunity to make a statement should he or she so desire, and will be available to respond to appropriate questions. We know of no direct or material indirect financial interest that PwC has in the Company or any of our subsidiaries, or of any connection with the Company or any of our subsidiaries by PwC in the capacity of promoter, underwriter, voting trustee, director, officer, or employee.

EXECUTIVE COMPENSATION

This section explains our compensation philosophy and how we compensate our Named Executive Officers. You should read this section before casting your vote on Proposals 2 and 3.

Overview of Compensation Discussion and Analysis.

Nonbinding Advisory Votes on Executive Compensation and Frequency of Future Votes on Executive Compensation. At the 2011 Annual Meeting, Class A stockholders will have the opportunity:

•	To vote, on a nonbinding advisory basis, on the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement; and

•	To vote, on a nonbinding advisory basis, on the frequency of future advisory votes on executive compensation.

These votes are required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. As advisory votes, these proposals are not binding on the Company. However, the Compensation Committee of the Board of Directors will consider the outcome of the votes when making future decisions as to the compensation of the Company’s Named Executive Officers and how frequently the Company should seek an advisory vote on executive compensation. Please read this section carefully when considering how to cast your votes on Proposals 2 and 3.

Objective of the Company’s Executive Compensation Program. The objective of our executive compensation program is to attract, motivate, reward, and retain a diverse team of talented executives to produce sustainable, superior, long-term value for our stockholders.

Governance. The Compensation Committee of our Board of Directors (the “Committee”) is composed of three independent directors. The Committee, with the assistance of its independent compensation consultant, Frederic W. Cook & Co., establishes compensation for our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers (our “Named Executive Officers” or “NEOs”).

Competitive Compensation. To ensure our ability to attract and retain executive talent, we review and compare our compensation practices to those of a group of high-performing brand-building and consumer products companies with financial characteristics similar to Brown-Forman’s. During each of our fiscal years 2009 through 2011, we observed that while our total compensation opportunities are market competitive, the total value of compensation paid to our NEOs as a percentage of our operating income and net income was below the median when compared to that same metric among the companies we use for market compensation analysis. We believe this evidences the strong financial performance of our business in relation to the compensation paid to achieve that performance. We also believe this to be an indicator of the conservative nature of our executive compensation program.

Compensation Offered. Our NEOs receive a base salary, short-term (one-year) and long-term (three-year) cash incentive compensation, long-term equity incentive compensation (including stock-settled stock appreciation rights and performance-based restricted stock), benefits and limited perquisites that are generally available to all senior executives, and limited post-employment compensation and benefits.

Pay-for-Performance. We believe in “pay-for-performance” and link both short-term and long-term incentive compensation to the achievement of performance objectives that are aligned with our corporate strategy. Our long-term business strategy is to be the best brand builder in the wine and spirits industry. We believe that the most significant operational measure of our success is strong and sustained growth in depletion-based operating income, which is the amount of operating profit the

Company earns on the number of nine-liter equivalent cases depleted during a fiscal year. “Depletions” are shipments from the Company direct to retail, or from distributors to wholesale or retail customers, and are commonly regarded in our industry as an approximate measure of consumer demand. The chart below describes the performance metrics applicable to compensation granted (as opposed to paid) in fiscal 2011:

Compensation	Measure	Basis of Measurement
Short-Term Cash	Underlying Depletion-Based Operating Income Growth	Growth Relative to Prior Year and Industry Peers

Long-Term Cash	Total Shareholder Return	Relative to Comparator Companies

Stock-Settled Stock Appreciation Rights	Stock Price Growth	Absolute

Performance-Based Restricted Stock	Reported Depletion-Based Operating Income Growth	Absolute and Relative to 3-year GDP Growth in our Most Significant Markets

Fiscal 2011 Company Performance. Brown-Forman reported net sales growth of 6% and operating income growth of 20% for our 2011 fiscal year. Underlying depletion-based operating income increased 6%, which was above the weighted average for Brown-Forman’s beverage alcohol industry competitive set. Total shareholder return for the three-year period ending in fiscal 2011 was above the average of the S&P 500 and above the average of our industry competitive set.

Depletion-Based Operating Income. Short- and long-term cash incentives paid (as opposed to granted) in fiscal 2011 were based on the Company’s underlying depletion-based operating income growth relative to a target established by the Committee at the beginning of the relevant performance period. The Committee’s primary consideration when establishing the target is the Company’s performance expectations on this metric relative to its industry competitors, as it is the Company’s intent to consistently and sustainably outperform its industry peers.

The Company’s fiscal 2011 growth in depletion-based operating income was above the average of the industry competitive set. As a result, short-term cash incentives were paid out at 120% (expressed as a percentage of target). Long-term cash incentives paid in fiscal 2011 (for the three-year performance period that ended at the conclusion of fiscal 2011) were based on the average of the fiscal 2009, 2010 and 2011 short-term cash payout levels (75%, 180% and 120% of target, respectively). The chart below illustrates the three-year history of our depletion-based operating income performance and the associated incentive payouts as a percentage of target. Appropriately, the short- and long-term cash incentive compensation paid to our NEOs has fluctuated in alignment with performance outcomes.

	Target	Depletion-Based
	Depletion-Based	Operating Income	Growth Over Prior	Short- Term Cash
	Operating Income	Achieved(2)	Fiscal Year	Incentive Payment
Fiscal Year	($ millions)(1)	($ millions)	(%)	as a% of Target

2011	$748.2	$758.0	6.4%	120%
2010	$683.6	716.0	6.0%	180%
2009	$676.8	705.0	4.5%	75%

(1)	Target depletion-based operating income measure for short-term cash incentives changed from reported depletion-based operating income to underlying depletion-based operating income after fiscal 2009.

(2)	As determined by the Committee for purposes of incentive compensation payouts.

Equity Compensation. We use equity-based incentive compensation as a means of aligning the economic interests of our executives with those of our stockholders. We offer our NEOs performance-based restricted Class A common stock and Class B common stock-settled stock appreciation rights (SSARs). The market prices of our Class A and Class B common stock increased during fiscal 2011, which positively affected the value of our executives’ accumulated equity-based incentives. As reflected in the chart below, our Class A common stock closing price increased from $60.03 on April 30, 2010, to $70.07 on April 29, 2011 (the last trading day of our fiscal year), and our Class B common stock closing price increased from $58.18 on April 30, 2010, to $71.86 on April 29, 2011.

Compensation-Related Risk. During fiscal 2011, we conducted a comprehensive assessment and evaluation of potential compensation-related risk. Based upon the results, the Company and the Committee concluded that our compensation policies and practices present no material risk to the Company. For additional detail on our fiscal 2011 compensation risk assessment, please see page 39.

We believe our executive compensation program effectively supports the Company’s operational goals, strategic priorities and objective to deliver superior, sustainable, long-term value to our stockholders.

Compensation Discussion and Analysis.

Compensation Committee. The Compensation Committee of our Board of Directors assists the Board in fulfilling the Board’s duties relating to the compensation of our directors, officers, and employees. The Committee is composed of three directors, each of whom qualifies as an independent director under NYSE listing standards, a “non-employee director” under SEC rules, and an “outside director” under regulations adopted pursuant to Section 162 of the Internal Revenue Code. The Committee has the sole authority, on behalf of the Board of Directors, to determine the compensation of our CEO. The Committee, with input from the CEO, determines the compensation of our other NEOs. The Management Compensation and Benefits Committee and our Human Resources Department support the Committee in the performance of its responsibilities.

Independent Compensation Consultant. The Compensation Committee has engaged Frederic W. Cook & Co. as its independent compensation consultant. The Cook firm reports directly to the Compensation Committee and attends Committee meetings as requested. Under the terms of its engagement, the Cook firm is responsible for providing to the Committee market data on pay practices and trends, advice and recommendations regarding the compensation of the CEO and other NEOs, and a review of our Compensation Discussion and Analysis. The Cook firm also provides independent advice to the Board on director remuneration and is responsible for compiling, on a confidential basis, the responses from directors to its annual questionnaire on Board effectiveness, as well as working with Company management as the Compensation Committee’s agent on all matters that fall within the Compensation Committee’s purview. The Cook firm provides no other service to the Company or its management. The Company paid the Cook firm $139,135 for services rendered during fiscal 2011.

Compensation Philosophy. The overarching objective of our compensation program is to enable Brown-Forman to attract, motivate, reward, and retain a diverse team of talented executives who will lead the Company to produce sustainable, superior, long-term value for our stockholders. In support of this objective, our compensation program has the following primary goals:

•	To reward employees for their efforts in support of the Company’s business by offering competitive salaries;

•	To align pay with performance by offering annual and long-term incentive compensation that is earned upon the achievement of performance objectives aligned with our strategy; and

•	To align the interests of our executives with those of our stockholders through the use of equity-based incentive compensation.

Alignment with Corporate Vision. Our corporate vision is to be the best brand builder in the wine and spirits industry. To achieve our vision, we are focusing on five strategic priorities as we move toward Brown-Forman’s 150th anniversary in 2020:

1.	Continue to expand the Jack Daniel’s family, and make Jack Daniel’s the fastest-growing brand in retail sales among the world’s largest premium spirits brands.

2.	Grow the rest of our portfolio faster than Jack Daniel’s.

3.	Grow our market value in the U.S. spirits industry as a whole.

4.	Grow our business outside the U.S. faster than our business in the U.S.

5.	Be responsible in everything we do.

In support of our corporate vision, we include in our incentive compensation programs absolute and relative measures of operational performance and returns to stockholders. With regard to operational performance, we measure “underlying depletion-based operating income”, which is the amount of operating profit the Company earns on the number of nine-liter equivalent cases depleted during a fiscal year, excluding the impact of foreign exchange rate fluctuations. The payouts under our short-term cash incentive plan and our long-term performance-based restricted stock plan are tied to the Company’s depletion-based operating income results. The payouts under our long-term equity and long-term cash compensation plans are tied to long-term stock price growth and total shareholder return, respectively. Through these features, we have aligned our executive compensation plans with our corporate vision and compensate our executives on the performance metrics that give us a comprehensive view of our performance against our strategic priorities.

Compensation Offered. We offer the following compensation and benefits to our NEOs:

•	Salary (including a holiday bonus, which we consider part of salary)

•	Short-term cash incentive compensation

•	Long-term cash incentive compensation

•	Long-term equity incentive compensation (including stock-settled stock appreciation rights and performance-based restricted stock)

•	Other benefits that are generally available to our U.S. salaried employees

•	Limited additional benefits and perquisites

•	Limited post-employment compensation and benefits

Compensation Not Offered. We purposefully avoid certain pay practices that we believe do not support the objectives of our executive compensation program. As a result, we do not offer our NEOs employment agreements, cash payouts that are not linked to performance, excessive perquisites, tax gross-ups, or severance and/or change in control provisions not generally offered to other senior executives.

No Significant Changes to Executive Compensation Program in Fiscal 2011. The Committee made no significant changes to the Company’s executive compensation program during fiscal 2011, as the Committee believed the program to be compatible with the Company’s growing and varied business and economic environments, well-aligned with the Company’s indicative performance measures, and appropriately correlated with respect to the level of incentive opportunity and the modest risk orientation considered optimal for the Company’s continued success.

Use of Market Data to Determine Competitiveness of Compensation. We believe that to recruit and retain high-performing executives, our compensation program must be competitive with the compensation opportunities provided by companies with which we compete for executive talent. Therefore, it is the Committee’s annual practice to compare the value of Brown-Forman’s NEO compensation to compensation data of a comparator group of companies. This analysis is intended to provide a range of market-competitive levels of target compensation as one factor for the Committee to consider in determining the base salaries and target incentive compensation opportunity for the NEOs. The Committee’s independent advisor prepares the market analysis by comparing the target value of each element of compensation for Brown-Forman’s NEOs to those of the comparator group. Several market data-points are examined, including data adjusted on the basis of reported revenue. The independent advisor uses publicly available sources of compensation data in its analysis of the comparator companies. The Committee used the following group of comparator companies for market compensation comparisons during fiscal 2011; it is the same group of comparator companies the Committee used in fiscal 2010.

Campbell Soup Co.	Dr. Pepper Snapple Group, Inc.	Hershey Co.	Molson Coors Brewing Co.
Clorox Co.	Energizer Holdings Inc.	Kraft Foods Inc.	PepsiCo Inc.
Coach Inc.	Estée Lauder Companies, Inc.	Levi Strauss & Co.	Polo Ralph Lauren Corp.
Constellation Brands, Inc.	Fortune Brands, Inc.	Lorillard, Inc.	J.M. Smucker Co.
Diageo Plc.	Harley Davidson Inc.	Miller Brewing Co.	YUM! Brands Inc.

During its fiscal 2011 assessment of market competitiveness, the Compensation Committee observed that while the NEOs’ total compensation opportunities are market competitive, the total value of target compensation for certain of Brown-Forman’s NEOs, particularly with regard to incentive compensation, was below what the Committee determined to be a competitive range of the statistical data reviewed for the comparator group. Specifically, the total value of target compensation paid to our NEOs as a percentage of our operating income and net income was below the median when compared to that same metric among the companies we use for market compensation analysis. While we believe this is a strong indicator of the conservative nature of our executive compensation program, the Committee determined, as a result of these findings, to make certain changes to the NEOs’ compensation, which changes are described in “Fiscal 2011 Total Direct Compensation for Our NEOs” on page 36.

Principal Elements of Compensation.

Base Salary. Each year the Committee determines the salary for the CEO, and reviews and approves the salaries of the other NEOs and executive officers. We pay our NEOs a salary as a means of recognizing their significant responsibilities and compensating them for their daily efforts. It has been our practice to offer our NEOs an attractive salary that is within a competitive range informed by the market data using the methodology described above. Annually, the Committee determines any increase or decrease to the NEOs’ salaries based on a review of competitive salaries externally and the results of individual performance assessments. Salary increases generally take effect on August 1 of each fiscal year. We believe that this compensation practice has furthered our objective of attracting and retaining a diverse team of talented executives.

We offer a holiday bonus, which we consider part of salary. It is paid in cash near the end of each calendar year and is calculated as follows:

Length of Continuous Service	Amount of Holiday Bonus

3 months but less than 6 months	1/8 of monthly salary
6 months but less than 5 years	1/4 of monthly salary
5 years but less than 10 years	3/8 of monthly salary
10 years or more	1/2 of monthly salary

The salaries, including holiday bonus, earned by our NEOs during fiscal 2011 are set forth under the heading “Salary” in the Summary Compensation Table found on page 40.

Incentive Compensation. We provide our executives with both short-term (annual) and long-term performance-based incentive compensation opportunities.

2004 Omnibus Compensation Plan. Our stockholders have approved the Brown-Forman 2004 Omnibus Compensation Plan (the “Plan”), an incentive compensation plan designed to reward participants for individual and Company performance results. Officers, employees, and non-employee directors of the Company, its subsidiaries and affiliates are eligible to receive awards under the Plan. The Plan permits awards in the form of cash, stock options, stock appreciation rights, stock, restricted stock, market value units, and performance units. All short-term and long-

term incentive compensation paid by the Company is administered pursuant to the terms and conditions of the Plan.

Short-Term Incentive Compensation. We provide our NEOs with a short-term (annual) cash incentive compensation opportunity. Short-term incentive compensation is performance-based, and payout is dependent on the achievement of certain goals related to Company and individual performance during the fiscal year. Within 90 days following the start of each fiscal year, the Committee determines the short-term performance goals and target cash opportunity for each NEO. These target amounts are listed in the Grants of Plan-Based Awards Table as “STC” on page 42.

To ensure deductibility of short-term incentives as performance-based compensation under Internal Revenue Code Section 162(m), the Committee established an annual incentive bonus pool, which for fiscal 2011, was equal to 2% of operating income if the Company achieved operating income of at least $300 million during the fiscal year, adjusted for extraordinary items. The Committee allocated the annual incentive bonus pool 40% to the CEO, and a maximum of 10% to each of the remaining NEOs, and reserved the right to adjust downward (but not upward) any award produced by this formula. For fiscal 2011, the Committee exercised downward discretion in determining the short-term incentive compensation payable to each NEO, and in all cases, amounts paid were less than the maximum amounts deemed earned under the bonus pool approach.

Upon achievement of our operating income goal and funding of our bonus pool, the Committee used the following method to determine the final short-term cash incentives awarded to the NEOs. For short-term incentive awards granted to NEOs in fiscal 2011, 80% is subject to adjustment based on corporate performance measures, while the remaining 20% is subject to adjustment based on individual performance measures. Each component is subject to a performance factor of 0% to 200%. Once performance multipliers are applied to each component (corporate performance and individual performance), the two components are added together to determine the total short-term incentive payment. Therefore, the total value of short-term incentives may vary between 0% and 200% of target.

We believe that the practice of basing the majority of short-term incentive awards for NEOs on the performance of the Company as a whole is appropriate and reflects the collective accountability of our senior-most executives for the performance of the enterprise. We also believe that basing a lesser but meaningful portion of the short-term incentive on individual performance allows the Committee to retain flexibility to differentiate awards among NEOs based on their individual contributions during the year. We believe that this level of available differential pay aligns with our pay-for-performance strategy while preventing our NEOs from being encouraged to take unnecessary risk.

A NEO forfeits his or her short-term incentive compensation if he or she voluntarily terminates employment or is discharged for cause during the fiscal year. For executives who leave the Company voluntarily at or after age 55 with at least five years of service (considered to be retirees), short-term incentive compensation is pro-rated based on length of service during the performance period, and is paid at the same time and in the same manner as to active employee participants.

Company Performance (80% of Award). For fiscal 2011, the corporate performance goal for the NEOs and other Plan participants was based on the Company’s underlying depletion-based operating income growth. The Committee’s primary consideration when establishing the target is the Company’s performance expectations on this metric relative to its industry competitors, as it is the Company’s intent to consistently and sustainably outperform its industry peers. The Committee also considered the Company’s historical depletion-based operating income trends and the Company’s outlook for fiscal 2011 performance. The fiscal 2011 short-term performance goals were determined by the Committee, with input from the Management Compensation and Benefits Committee, and were as follows:

Fiscal 2011 Short-Term Incentive Compensation Performance Goals

	Underlying	Depletion-Based
	Depletion-Based	Operating Income Growth
Attainment Point	Operating Income (1)	Over Prior Year	Payout (2)

Maximum	$798.1	12%	200%
Target	$748.2	5%	100%
Threshold	$712.6	0%	0%

(1)	Dollars in millions.

(2)	Payout represents a percentage of target. Payout between two points is interpolated using a straight line method.

After adjusting for depletions, foreign exchange, and other one-time items, the Committee determined that for purposes of the Plan, the Company achieved underlying depletion-based operating income of $758 million for fiscal 2011. This resulted in a Company performance multiplier of 120%.

Individual Performance (20% of Award). For the 2011 fiscal year, individual performance objectives for the NEOs consisted of qualitative and quantitative goals established to support the achievement of the Company’s strategic priorities. Payout levels for the individual portion of the short-term incentive are based on the following guidelines for aligning performance and compensation.

Payout as a
Performance	Percentage of Target

Superior	176% – 200%
Above Target	126% – 175%
On Target	76% – 125%
Below Target	Up to 75%
Immediate Improvement Required	No incentive paid

Chief Executive Officer. Individual performance objectives for our Chief Executive Officer were established by the Compensation Committee and included goals pertaining to the performance of the Company in relation to our annual plan, the strategic positioning of the Company, the ongoing development of our leadership team, and effective communications with our Board of Directors.

Other NEOs. Individual performance objectives for the remaining NEOs were based on recommendations from the CEO and were approved by the Committee.

•	Donald C. Berg. Mr. Berg’s individual performance objectives related to Brown-Forman’s financial performance, actions relating to our capital structure, maintaining excellent financial controls and compliance processes, and the successful sale of our Hopland-based California wine assets.

•	James S. Welch, Jr. Mr. Welch’s individual performance objectives included the deployment of an updated long-term corporate strategy, measurable efforts to enhance our workforce diversity and inclusion, progress on our Human Resources and talent strategy, and a continuing focus on Brown-Forman’s contributions to the communities in which our employees and consumers reside.

•	Mark I. McCallum. Mr. McCallum’s individual performance objectives included financial and operational performance goals in geographic markets reporting to Mr. McCallum, the execution of revised business models in some markets, and ongoing strategy development for certain key markets.

•	Matthew E. Hamel. Mr. Hamel’s individual performance objectives included enhancements in our work with our Board of Directors, goals pertaining to the performance of the Legal Department, and actions to support our global compliance efforts.

Please see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2011 found on page 40 for the amounts paid to NEOs in short-term incentive compensation for fiscal 2011.

Long-Term Incentive Compensation. We provide our NEOs with a long-term incentive compensation opportunity as part of their total compensation package. Long-term incentives are intended to focus our executives on the Company’s long-range strategic goals, including sustainable growth and performance of our brands and superior returns to our stockholders. Long-term incentives also serve as a retention mechanism and equity-building opportunity for our executives.

To ensure deductibility of long-term incentives as performance-based compensation under Internal Revenue Code Section 162(m), the Committee established a bonus pool, which for the three-year performance period fiscal 2011 through fiscal 2013 was equal to 2% of operating income if the Company achieved $900 million of cumulative operating income, adjusted for extraordinary items. The Committee allocated the bonus pool 40% to the CEO, and a maximum of 10% to each of the remaining NEOs, and reserved the right to adjust downward (but not upward) any long-term incentive award produced by this formula.

The long-term incentive compensation opportunity for the NEOs is generally determined in accordance with the following process: The total long-term incentive for each NEO is initially determined as a cash value (target). Twenty-five percent (25%) of the target value is allocated to each of: long-term cash, stock-settled stock appreciation rights (“SSARs”), and performance-based restricted stock. The Committee has discretion with regard to the allocation of the remaining 25% of the award, which it exercises by considering each NEO’s preference, total equity holdings, and career stage. To provide flexibility in retirement planning, executives who are over 62 or who will attain age 62 during the fiscal year, are not required to have an equity component to their long-term incentive compensation award and instead may receive 100% of their award in the form of performance-based cash. None of our NEOs attained age 62 during our 2011 fiscal year.

Performance-Based Cash Opportunity. Long-term cash incentives are granted during the first 90 days of each fiscal year and provide the NEOs with an opportunity to earn a cash-based incentive award for achievement of long-term performance results. Long-term cash incentives granted in fiscal 2011 have a three-year performance period and will be paid shortly following the completion of fiscal 2013. The target amounts of these awards are set forth in the chart below as well as in the Grants of Plan-Based Awards Table as “LTC” on page 42.

In fiscal 2010, we changed the performance metric applicable to our long-term cash incentive plan from one focused on depletion-based operating income growth to a measure of cumulative shareholder return relative to a peer group of brand-building and consumer products companies. The purpose of this change was to provide our NEOs with greater exposure to, and accountability for, the performance of Brown-Forman Class B common stock relative to companies with whom we compete for business and investment. In addition, this change diversified the performance goals used under our incentive plans and reduced our reliance upon depletion-based operating income as a measure of Company performance.

For long-term cash incentives granted in fiscal 2011, the Committee will determine the payout under the award based on a comparison of the three-year cumulative total shareholder return of Brown-Forman’s Class B common stock with that of the consumer products and retail companies that constitute the S&P Consumer Staples Index at the end of the three-year performance period. The Committee established a payout scale that correlates Brown-Forman’s percentile rank against the comparator group on three-year cumulative total shareholder return to a specific payout level ranging from 0% to 200% of the participant’s target cash award, with target performance and payout set at the 55th percentile rank versus the group. The threshold level of performance (the point at which no incentive is paid) is set at the 30th percentile rank versus the group. The maximum performance level (the point at which 200% of the target award is paid) is set at the 80th percentile rank versus the group. This payout scale was designed so that payouts at the target and maximum amounts would be earned only when our performance exceeds that of the comparator group, in alignment with our pay-for-performance strategy. Stock prices used for comparison will be the average closing stock prices over the sixty trading days immediately preceding the start of the performance period and the final sixty trading days of the performance period, in order to mitigate potential stock price volatility.

The following companies comprised the S&P Consumer Staples Index as of April 30, 2011:

Altria Group Inc.	Costco Wholesale Corp.	Kellogg Co.	Procter & Gamble Co.
Archer Daniels Midland Co.	CVS Caremark Corp.	Kimberly-Clark Corp.	Reynolds American Inc.
Avon Products Inc.	Dean Foods Co.	Kraft Foods Inc.	Safeway Inc.
Campbell Soup Co.	Dr Pepper Snapple Group Inc.	Kroger Co.	Sara Lee Corp.
Clorox Co.	Estée Lauder Cos. (Cl A)	Lorillard Inc.	SUPERVALU Inc.
Coca-Cola Co.	General Mills Inc.	McCormick & Co. Inc.	Sysco Corp.
Coca-Cola Enterprises Inc.	H.J. Heinz Co.	Mead Johnson Nutrition Co.	Tyson Foods Inc. (Cl A)
Colgate-Palmolive Co.	Hershey Co.	Molson Coors Brewing Co. (Cl B)	Wal-Mart Stores Inc.
ConAgra Foods Inc.	Hormel Foods Corp.	PepsiCo Inc.	Walgreen Co.
Constellation Brands Inc. (Cl A)	J.M. Smucker Co.	Philip Morris International Inc.	Whole Foods Market Inc.

For long-term cash incentives paid in fiscal 2011 (for the three-year performance period that ended at the conclusion of fiscal 2011), the payout for the NEOs was based on the average of the fiscal 2009, 2010 and 2011 payout levels (expressed as a percentage of target) for the Company’s short-term incentive compensation program (75%, 180% and 120% of target, respectively). Therefore, each NEO received a long-term cash incentive payment equal to 125% of the target award granted in fiscal 2009.

An executive typically forfeits long-term cash incentives if he or she voluntarily terminates employment prior to retirement eligibility or is discharged for cause. Long-term cash incentive compensation is pro-rated and paid to NEOs who voluntarily leave the Company at or after age 55 with at least five years of service (considered to be retirees) at the same time and in the same manner as to active employee participants.

Please see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2011 on page 44 and the Grants of Plan-Based Awards Table for Fiscal 2011 on page 42 for more information on the cash portion of the long-term incentive compensation we pay to our NEOs.

Performance-Based Restricted Stock. We award our NEOs and certain other executives with shares of Class A common stock through our performance-based restricted stock plan. Performance-based restricted stock awards are subject to a three-year performance period followed by a one-year restriction period. The performance metric applied to the awards is a comparison of the compound annual growth rate in the Company’s depletion-based operating income (on a reported basis) over a three-year period, to that of the nominal gross domestic product reported by the International Monetary Fund (“IMF”) of a set of countries identified by the Committee (and which are aligned with our current and anticipated business markets). For performance-based restricted stock awards granted in fiscal 2011, the set of countries against which our performance will be measured is a custom-weighted comparator group (“the index”) consisting of the IMF Advanced Economies Index (weighted at 85%) and the IMF Emerging and Developing Economies Index (weighted at 15%). The measurement of growth in reported depletion-based operating income relative to economic growth in certain national economies is intended to isolate the aspect of Brown-Forman’s performance that is attributable to our efforts and not a result of economic changes in the countries where we do business.

The Committee determined that if Company performance exceeds the index by 3.5% on a compound annual basis over the three-year performance period, a payout of 100% of target will be earned. A payout of 50% of target will be earned when our performance is less than or equal to that of the index. The maximum level of performance (150% of target payout) will be earned when our performance exceeds the index by 7% on a compound annual basis over the three-year performance period. This range of payouts (50% to 150%) was chosen to support our goals of pay-for-performance and increased NEO equity ownership on the one hand, while discouraging unnecessary risk-taking behavior on the other.

At the end of the three-year performance period, the Committee will determine the level of performance achieved and the resulting payout factor, which will be applied to each NEO’s target award value. The resulting value will be adjusted upward to account for dividends paid during the second and third years of the performance period. The number of restricted shares to be issued will be calculated using the closing price of Class A common shares on the date of grant (at the beginning of the three year performance period). The Committee chose this calculation method to ensure that our NEOs remain exposed to changes in stock price and dividends issued during the performance period, consistent with the goals of our long-term incentive plan.

Prior to fiscal 2010, performance-based restricted stock awards were issued subject to a one-year performance period followed by a three-year vesting period. The performance measure for these awards was an absolute growth objective for depletion-based operating income and was identical to the performance metric applicable to our short-term incentive plan. For more information on restricted stock awarded that vested during fiscal 2011, please see the Fiscal 2011 Option Exercises and Stock Vested Table set forth on page 45. For more information on the restricted stock awarded for fiscal 2011, please see the Summary Compensation Table and Grants of Plan-Based Awards Table set forth on pages 40 and 42, respectively.

Stock-Settled Stock Appreciation Rights. Stock-settled stock appreciation rights (“SSARs”) allow our NEOs to receive the value of the appreciation of our Class B common stock experienced between the grant date and the exercise date. SSARs are granted annually on the date of the Company’s Annual Meeting of Stockholders, which is typically held in late July. The number of Class B common SSARs awarded to our NEOs for fiscal 2011 was determined by dividing the cash value of the long-term incentive compensation opportunity designated for SSARs by the Black-Scholes value of a SSAR as of the close of trading on the date of grant, July 22, 2010, or $12.85. SSARs become exercisable on the first day of the third fiscal year following the grant date, and are exercisable for seven fiscal years thereafter (i.e., SSARs granted July 22, 2010, are exercisable May 1, 2013, and expire on April 30, 2020). For more information on the SSARs awarded for fiscal 2011, please see the Grants of Plan-Based Awards Table for Fiscal 2011 and Outstanding Equity Awards Table as of April 30, 2011, set forth on pages 42 and 43, respectively.

Fiscal 2011 Total Direct Compensation for Our NEOs.

Based on external market compensation data, as well as the performance and expected future contributions of each NEO, the Committee increased the total direct compensation at target of our NEOs for fiscal 2011. The Committee increased the NEOs’ target direct compensation in a manner that aligns with our pay-for-performance philosophy by proportionally increasing incentive compensation, which generally was the element most significantly below market data. The chart below shows the annualized target direct compensation for each of our NEOs in fiscal 2011 versus fiscal 2010, and the percentage increase of each component:

Fiscal 2011 Versus Fiscal 2010 NEO Total Direct Compensation

				Short-Term		Long-Term
		Salary and	%	Incentive Cash	%	Incentive	%	Total	%
	Year	Holiday Bonus (1)	Increase	at Target	Increase	Cash Target	Increase	Target	Increase

Paul C. Varga	2011	$1,050,000	4.46%	$1,250,000	0.00%	$2,700,000	24.42%	$5,000,000	12.99%
	2010	1,005,208		1,250,000		2,170,000		4,425,208

Donald C. Berg	2011	557,292	2.88%	400,000	53.85%	625,000	4.17%	1,582,292	12.89%
	2010	541,667		260,000		600,000		1,401,667

James S. Welch, Jr.	2011	557,292	1.90%	300,000	15.38%	625,000	4.17%	1,482,292	5.36%
	2010	546,875		260,000		600,000		1,406,875

Mark I. McCallum	2011	556,875	1.89%	400,000	53.85%	650,000	4.00%	1,606,875	12.25%
	2010	546,562		260,000		625,000		1,431,562

Matthew E. Hamel	2011	421,604	1.98%	220,000	10.00%	400,000	0.00%	1,041,604	2.78%
	2010	413,438		200,000		400,000		1,013,438

(1)	Salary and holiday bonus are based on the one-year period beginning on August 1. Other compensation elements are based on our fiscal year beginning May 1.

Fiscal 2011 Company Performance and its Effect on Executive Compensation. Brown-Forman reported net sales growth of 6% and operating income growth of 20% for our 2011 fiscal year. Underlying depletion-based operating income increased 6%, which was above the weighted average for Brown-Forman’s beverage alcohol industry competitive set. Total shareholder return for the three-year period ending in fiscal 2011 was above the average of the S&P 500 and above the average of our industry competitive set. The Company’s growth in depletion-based operating income was above the average of the industry competitive set, which resulted in a payout above target (but below the maximum payout level) for both the short-term cash incentive plan and the long-term cash incentive plan for the performance periods ending in fiscal 2011.

The market prices of our Class A and Class B common stock increased during fiscal 2011. Our Class A common stock closing price increased from $60.03 on April 30, 2010, to $70.07 on April 29, 2011 (the last trading day of our fiscal year). Our Class B common stock closing price increased from $58.18 on April 30, 2010, to $71.86 on April 29, 2011. These price increases resulted in an increase in the value of our executives’ accumulated equity-based incentives during fiscal 2011.

Employee Benefits and Perquisites. We provide our NEOs with certain employee benefits that are available to nearly all salaried employees, including Company-paid group term life insurance equal to two times target cash compensation, travel accident insurance, Company matching contributions to a 401(k) savings plan, medical and dental plans, and a pension that grows with each added year’s service and pay. In addition, we provide our NEOs and certain other executives with additional benefits, including a leased automobile, automobile insurance, and limited reimbursement of financial planning expenses. We purchase tickets to sporting and entertainment events for business outings with customers and suppliers. If the tickets are not used for business purposes, employees (including the NEOs) may use the tickets at no incremental cost to the Company. We believe these benefits further our goal of attracting and retaining a diverse team of talented executives. We occasionally invite the NEOs and their spouses to certain events, including retirement celebrations, award dinners, and the like. We believe these events provide valuable opportunities for our senior executives to establish and develop relationships with our directors, long-term stockholders, employees, and each other, furthering our objective of having a strong and cohesive management team. For more detail on these benefits, please see the “All Other Compensation” column of the Summary Compensation Table for Fiscal 2011 found on page 40.

Brown-Forman Corporation Non-qualified Savings Plan. Effective January 1, 2011, the Company adopted the Brown-Forman Corporation Non-qualified Savings Plan, in which our NEOs may make pre-tax deferrals of up to 50% of base salary (including holiday bonus) and up to 75% of short and long-term cash incentives. Participants in the plan may notionally invest their plan balances in mutual funds within generally the same asset classes available to participants in our qualified 401(k) savings plan. In the event a participant’s deferrals into the plan reduce the participant’s taxable compensation that would otherwise be considered 401(k)-eligible pay upon which Company matching in the 401(k) is calculated, the Company will contribute to the plan to make up for any lost match under the Company’s 401(k) plan. Although the non-qualified plan allows for discretionary contributions by the Company, the Company currently does not intend to make discretionary contributions to the plan. All deferrals to the plan, and the Company’s contributions to it, are 100% vested when made, as are any deemed earnings related to those contributions. The benefits owed under the plan will be general unsecured obligations of the Company. The Company will not be entitled to an income tax deduction on the benefits owed under the plan until the benefits become taxable to the participants, which generally will be when the benefits are actually paid. Benefits accumulated under the plan will be payable at either a participant-selected date at least two years after a contribution is made, or after a participant’s termination of employment. Amounts payable after termination are payable in a lump sum six months after termination, except in the case of retirement, where the form of payment (lump sum or installments of up to 10 years) and the time of payment (up to 10 years after retirement) will be elected by the participant. The table on page 47 contains information on NEO activity in this plan during fiscal 2011, including employee contributions, gains and losses attributable to the change in market value of the notional investments, and any payments to our NEOs.

Post-Termination Compensation and Benefits. We maintain both tax-qualified retirement plans and non-qualified supplemental restoration retirement plans. Most salaried employees, including all of our NEOs, participate in the Salaried Employees Retirement Plan. This plan provides monthly retirement benefits based on age at retirement, years of service, and the average of the five highest consecutive calendar years’ compensation during the final ten years of employment. These retirement benefits are not offset by Social Security benefits and are assumed for actuarial purposes to be payable at age 65. A participant’s interest vests after five years of service. Please see the Pension Benefits Table on page 46 for additional information.

Federal tax law limits the benefits we might otherwise pay to key employees under “qualified” plans such as the Salaried Employees Retirement Plan. Therefore, for certain employees, including our NEOs, we maintain a non-qualified Supplemental Executive Retirement Plan, which provides retirement benefits to make up the difference between a participant’s accrued benefit calculated under the Salaried Employees Retirement Plan and the ceiling imposed by federal tax law. The plan also provides accelerated vesting of a portion of retirement benefits for certain key employees who join us mid-career.

We maintain a qualified 401(k) savings plan for most salaried employees, including our NEOs. Subject to a maximum the IRS sets annually, most participants in our 401(k) savings plan may contribute between 1% and 50% of their compensation (defined as salary and annual incentives) to their savings plan accounts, although highly compensated employees, including our NEOs, are limited to contributions of between 1% and 16% of their compensation. The Company’s match of a participant’s contribution is currently 100% of the first 5%, up to the maximum level of income recognized under Internal Revenue Code section 401(a)(17), and vests fully after four years of service.

During fiscal 2011, the Committee made changes to the treatment of incentive awards issued under our Omnibus Compensation Plan in the event an executive’s employment terminates. These changes are described in the section titled Potential Payments Upon Termination or Change in Control on page 50. We believe our post-termination compensation and benefit programs further our goal of attracting and retaining top executive talent, and serve to encourage executives to make long-term career commitments to us. For additional information on potential payments upon termination, please see the Potential Payments upon Termination or Change-in-Control section of this Proxy Statement found on page 48.

Compensation Policies and Practices.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits to $1 million the amount of annual compensation expense the Company may deduct when paid to a NEO unless the compensation is “performance-based” and paid under a formal compensation plan that meets the Internal Revenue Code’s requirements. We took appropriate steps in defining performance measures under our 2004 Omnibus Compensation Plan to assure the deductibility of compensation paid to NEOs under the Plan. To maintain flexibility, we have no policy requiring that all NEO compensation be fully deductible. However, the Committee expects the Company to be able to deduct all fiscal 2011 compensation paid to our NEOs, with the exception of $39,250 of salary paid to our CEO.

Equity Award Grants. We have an equity award grant policy that requires the grant date of any award to be the date of the applicable Committee or Board meeting at which such award was approved, and the grant price to be the closing price of the relevant class of our common stock on the grant date. We do not have a program, plan or practice of timing equity award grants in conjunction with the release of material non-public information (or vice-versa). We have never re-priced or back-dated options or SSARs granted under any of our equity compensation plans, and our 2004 Omnibus Compensation Plan specifically prohibits these practices.

Source of Plan Shares. Under the terms of the Plan, we try to limit the source of shares delivered to participants under the Plan to those purchased by the Company from time to time on the open market (at times in connection with a publicly announced Share Repurchase Program), in private transactions, or otherwise. If we determine that the timing of such purchases may unduly affect the market price of the shares, the purchases may be spread over a period of time sufficient to minimize such effect. We may use newly-issued shares to cover exercises or redemptions of awards under the Plan, and then purchase an equal number of shares on the open market or otherwise as quickly as is reasonably practicable thereafter. This practice minimizes long-term dilution to our stockholders.

Margin Sales, Derivative Transactions Prohibited. The Company’s Code of Conduct prohibits employees and directors from selling Brown-Forman securities that they do not own (a “short sale”), purchasing shares on margin, and holding shares in a margin account. Employees and directors are also prohibited from engaging in transactions involving exchange-traded options (puts, calls, or other derivative securities based on Brown-Forman securities).

Conclusion. We believe that our executive compensation program continues to successfully attract, motivate, reward, and retain a team of talented and diverse executives and key employees, both in the United States and around the world, who will lead us to achieve our goal of being the best brand builder in the wine and spirits industry and enable us to deliver sustainable and superior value to our stockholders over time.

Compensation Committee Report.

We, the Compensation Committee of the Board of Directors of Brown-Forman Corporation, have reviewed and discussed with Company management the Compensation Discussion and Analysis set forth above, and based on such review and discussion, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Patrick Bousquet-Chavanne, Co-Chairman
Richard P. Mayer, Co-Chairman
John D. Cook

Compensation Risk Assessment.

To determine the level of risk arising from our compensation policies and practices, the Company conducted a thorough risk assessment and evaluation process during fiscal 2011 with oversight by the independent advisors to the Compensation Committee, the committee members, and our internal auditors. The risk assessment was based on a framework provided by the independent advisors to the Compensation Committee and examined the compensation programs applicable to all of our employees, not just our NEOs. We evaluated areas of potential compensation-related risk and considered suggested practices intended to mitigate that risk. Based upon the affirmative responses to the questions set forth below, as well as other qualitative and quantitative results, the Company and the Compensation Committee concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Risk Category		Evaluation Criteria

Strategic Risk	•	Are performance metrics and measurement periods well-aligned with the Company’s business strategy and objective for long-term value creation for stockholders?
	•	Is the Committee aware of the Company’s risk tolerance profile, and does it have the ability to identify behaviors or performance outcomes that are excessive or contrary to the Company’s long-term strategy?
Cultural Risk	•	Does the Company have a strong set of corporate values that emphasize ethical behavior, actions that contribute to building long-term value (rather than short-term performance), teamwork and individual sacrifice for common good, the importance of non-financial and strategic performance, and investment in people and infrastructure?
Governance Risk	•	Is the Compensation Committee independent? Do members have an appropriate level of expertise?
	•	Does the Committee have access to and receive input from an independent and proactive compensation consultant?
Pay-Mix Risk	•	Does the Company have reasonable, market-competitive salaries?
	•	Does the Company have a balanced mix of annual and longer-term incentive opportunities?
	•	Does equity compensation make up an appropriate portion of total pay, sufficient to align the executive’s economic interest with those of long-term stockholders?
Performance Measurement Risk	•	Do incentive opportunities relate primarily to the performance of the Company as a whole for senior-level executives?
	•	Do incentive programs reward a mix of different performance measures that consider all aspects of the Company’s financial health?
	•	Does the Compensation Committee have a rigorous process for establishing goals and evaluating CEO performance?
Risk Management	•	Do executives in charge of risk management have direct access to the Compensation Committee for pay-risk assessments?
Other Compensation Risk	•	Do executives have reasonable severance arrangements, rather than severance packages that would offset or mitigate the consequences of poor performance or risky behavior?
	•	Do the Company’s compensation programs hold management accountable for results after retirement through continued, rather than accelerated vesting of unvested awards upon retirement?

Summary Compensation Table for Fiscal 2011.

The following table sets forth the compensation paid or accrued by the Company for the fiscal year ended April 30, 2011, as required to be calculated under SEC rules, for services rendered in all capacities by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers as of the end of the fiscal year (the “Named Executive Officers” or “NEOs”).

Fiscal 2011 Summary Compensation Table

							Change
							in
							Pension
							Value
						Non-	and
						Equity	Non-qualified
					SSAR/	Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)(9)	($)

Paul C. Varga	2011	1,039,250	—	810,000	1,080,000	2,918,750	1,199,323	33,259	7,080,582
Chairman and Chief	2010	1,005,208	—	651,000	577,328	3,684,059	1,742,816	35,189	7,695,600
Executive Officer	2009	1,001,458	—	813,797	—	2,049,628	108,384	42,856	4,016,123

Donald C. Berg	2011	553,542	—	250,000	156,250	843,000	390,827	30,731	2,224,350
Executive Vice President	2010	541,667	—	150,000	212,844	793,304	681,830	31,427	2,411,072
and Chief Financial Officer	2009	539,167	—	90,040	155,001	506,949	1,588	37,275	1,330,020

James S. Welch, Jr.	2011	554,792	—	187,500	250,000	735,000	330,209	28,979	2,086,480
Vice Chairman (1)	2010	546,875	—	240,000	186,238	885,800	662,352	32,239	2,553,504
	2009	545,625	—	90,040	155,001	658,645	479	31,676	1,481,466

Mark I. McCallum	2011	554,375	—	162,500	162,500	859,000	222,447	29,674	1,990,496
Executive Vice President and	2010	546,563	—	312,500	138,572	973,000	249,813	33,063	2,253,511
Chief Operating Officer	2009	492,500	—	135,002	103,338	459,214	49,524	30,570	1,270,148

Matthew E. Hamel (2)	2011	419,604	—	100,000	200,000	514,000	81,580	30,486	1,345,670
Executive Vice President,	2010	413,438	—	100,000	177,367	698,040	69,907	29,140	1,487,892
General Counsel and Secretary

(1)	Mr. Welch’s full title is Vice Chairman, Executive Director of Corporate Affairs, Strategy, Diversity, and Human Resources.

(2)	Mr. Hamel was not a Named Executive Officer for fiscal year 2009. Therefore, information for 2009 is not provided.

(3)	Salary includes holiday bonus. Salary increases typically take effect August 1 of each year (even though the Company’s fiscal year runs May 1 to April 30).

(4)	NEOs do not receive non-performance based compensation that would be considered a “Bonus” under SEC regulations.

(5)	In accordance with SEC rules, included in the “Stock Awards” column is the aggregate grant date fair value of restricted stock granted during the respective fiscal years, calculated in accordance with FASB ASC Topic 718. Awards subject to performance conditions are calculated based on the probable outcome of the performance condition as of the grant date for the award (performance at target). Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended April 30, 2011, which are included in the Company’s fiscal 2011 Annual Report on Form 10-K as filed with the SEC. SEC rules also require us to disclose the grant date fair value of awards subject to performance conditions assuming maximum performance. The grant date fair values for the fiscal 2011 restricted stock awards, assuming maximum performance, are as follows: for Mr. Varga, $1,215,000; for Mr. Berg, $375,000; for Mr. Welch, $281,250; for Mr. McCallum, $243,750; and for Mr. Hamel, $150,000.

(6)	In accordance with SEC rules, included in the “SSAR/Option Awards” column are the aggregate grant date fair values of SSARs granted during the respective fiscal years, calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended April 30, 2011, which are included in the Company’s fiscal 2011 Annual Report on Form 10-K as filed with the SEC.

(7)	Amounts listed for the year 2011 include short-term cash incentive compensation paid for the one-year performance period ended April 30, 2011, and long-term cash incentive compensation paid for the three-year performance period ended April 30, 2011, as determined by the Compensation Committee at its May 25, 2011, meeting and paid to the NEOs on or about June 15, 2011. Specific amounts are reflected below.

	Short-Term Cash	Long-Term Cash
Paul C. Varga	1,562,500	1,356,250
Donald C. Berg	468,000	375,000
James S. Welch, Jr.	360,000	375,000
Mark I. McCallum	484,000	375,000
Matthew E. Hamel	264,000	250,000

(8)	Amounts listed for the year 2011 reflect the change in pension value for each NEO during fiscal year 2011. Change in pension value is based on an actuarial present value calculation. Amounts attributable to each of our retirement plans are reflected below. Please see the Pension Benefits Table on page 46 for additional information, including assumptions used in the present value calculations.

	Qualified	Non-Qualified
Paul C. Varga	65,453	1,133,870
Donald C. Berg	89,598	301,229
James S. Welch, Jr.	74,431	255,778
Mark I. McCallum	46,794	175,653
Matthew E. Hamel	24,901	56,679

(9)	Please see the Fiscal 2011 All Other Compensation Table below for additional information on the amounts reflected in this column.

The following table sets forth each component of the “All Other Compensation” column of the Summary Compensation Table.

Fiscal 2011 All Other Compensation Table

		Cost of
		Company-	Cost of
	401(k)	Provided	Company-
	Matching	Life	Leased
Name	Contribution (1)	Insurance	Car (2)	Other (3)	Total
Paul C. Varga	10,268	3,120	15,871	4,000	33,259

Donald C. Berg	12,438	2,664	11,629	4,000	30,731

James S. Welch, Jr.	11,372	2,570	11,037	4,000	28,979

Mark I. McCallum	11,363	2,674	14,002	1,635	29,674

Matthew E. Hamel	12,350	1,944	12,782	3,410	30,486

(1)	For Messrs. Berg and Hamel, 401(k) matching contributions in excess of $12,250 are attributable to the timing of our 401(k) matching contributions and our May 1 through April 30 fiscal year.

(2)	Values based on incremental cost to the Company during the fiscal year, including lease payments, maintenance and registration, and insurance premiums.

(3)	Amounts include reimbursement of legal and financial planning expenses up to a limit of $4,000 for the fiscal year.

Grants of Plan-Based Awards for Fiscal 2011.

The following table sets forth information regarding the equity and non-equity awards granted to our NEOs during fiscal 2011 under our 2004 Omnibus Compensation Plan. For additional information on the Plan and the fiscal 2011 awards made thereunder, please see the “Incentive Compensation” section of our Compensation Discussion and Analysis, which begins on page 30.

Fiscal 2011 Grants of Plan-Based Awards Table

									All
									Other
									Option
									Awards:
			Estimated Possible Payouts			Estimated Possible Payouts			Number	Exercise	Grant Date
			Under Non-Equity Incentive			Under Equity Incentive Plan			of	or Base	Fair Value
			Plan Awards (2)			Awards (3)			Securities	Price of	of Stock
			Thres			Thres			Underlying	Option	and Option
	Grant	Descrip-	hold	Target	Maximum	hold	Target	Maximum	Options (4)	Awards	Awards (5)
Name	Date	tion(1)	($)	($)	($)	($)	($)	($)	(#)	($/Sh)	($)

Paul C. Varga		STC	0	1,250,000	2,500,000
		LTC	0	810,000	1,620,000
	7/22/2010	RS				405,000	810,000	1,215,000
	7/22/2010	SSAR							85,299	$61.24	1,080,000

Donald C. Berg		STC	0	400,000	800,000
		LTC	0	218,750	437,500
	7/22/2010	RS				125,000	250,000	375,000
	7/22/2010	SSAR							12,341	$61.24	156,250

James S. Welch, Jr.		STC	0	300,000	600,000
		LTC	0	187,500	375,000
	7/22/2010	RS				93,750	187,500	281,250
	7/22/2010	SSAR							19,745	$61.24	250,000

Mark I. McCallum		STC	0	400,000	800,000
		LTC	0	325,000	650,000
	7/22/2010	RS				81,250	162,500	243,750
	7/22/2010	SSAR							12,834	$61.24	162,500

Matthew E. Hamel		STC	0	220,000	440,000
		LTC	0	100,000	200,000
	7/22/2010	RS				50,000	100,000	150,000
	7/22/2010	SSAR							15,797	$61.24	200,000

(1)	STC is short-term (or annual) incentive compensation payable in cash; LTC is long-term incentive compensation payable in cash; RS is Class A common performance-based restricted stock; SSAR is Class B common stock-settled stock appreciation rights.

(2)	Amounts represent the potential value of the short-term incentive compensation opportunity for the fiscal 2011 performance period and the cash component of long-term incentive compensation opportunity for the three-year performance period fiscal 2011 through fiscal 2013, inclusive. No amounts are payable if threshold performance levels are not achieved. STC and LTC are capped at 200% of target. Please see the “Non-Equity Incentive Plan Compensation” column of the Fiscal 2011 Summary Compensation Table on page 40 for amounts actually paid out in respect of fiscal 2011 performance.

(3)	Amounts represent the potential value of the long-term incentive compensation opportunity designated for Class A common restricted stock for fiscal 2011. RS awards are initially determined as a cash value, then subject to a three-year performance period, followed by a one-year restriction period. The number of shares of RS to be awarded for fiscal 2011 is determined by multiplying the cash value at target by a three-year performance adjustment factor, adjusting upwards to account for dividends paid during the second and third years of the performance period, and then dividing that amount by $62.72, which was the closing price of our Class A common stock on the date of grant, July 22, 2010. Restricted stock awards granted in fiscal 2011 vest on April 30, 2014.

(4)	The number of SSARs awarded for fiscal 2011 was determined by dividing the cash value of the opportunity designated for SSARs by the Black-Scholes value of our Class B common stock as of the close of trading on the date of grant, July 22, 2010 ($12.85). SSARs become exercisable on the first day of the third fiscal year following the fiscal year of grant, and are exercisable for seven fiscal years thereafter. SSARs granted July 22, 2010 become exercisable May 1, 2013, and expire April 30, 2020.

(5)	Amounts represent the grant date fair value as calculated in accordance with FASB ASC Topic 718. Awards subject to performance conditions are calculated based on the probable outcome of the performance condition as of the grant date for the award (performance at target).

Outstanding Equity Awards as of April 30, 2011.

The following table sets forth the outstanding equity awards held by our NEOs as of April 30, 2011. The year-end values set forth in the table are based on the $70.07 closing price for our Class A common stock and $71.86 closing price for our Class B common stock, respectively, on April 30, 2011.

Outstanding Equity Awards at 2011 Fiscal Year End Table

	Option and SSAR Awards (1)(2)					Stock Awards (1)(3)
		Number						Market
		of	Number of				Number of	Value of
		Securities	Securities				Shares or	Shares or
		Underlying	Underlying				Units of	Units of
		Unexercised	Unexercised	Option			Stock That	Stock That
		Options	Options	Exercise	Option		Have Not	Have Not
		(#)	(#)	Price	Expiration		Vested	Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date	Grant Date	(#)(4)	($)(4)

Paul C. Varga	7/23/2009		61,266	43.10	4/30/2019
	7/22/2010		85,299	61.24	4/30/2020
						7/24/2008	14,190	994,293
						7/23/2009		651,000
						7/22/2010		810,000
Donald C. Berg	7/24/2003	19,300		30.18	4/30/2013
	7/22/2004	15,358		35.83	4/30/2014
	7/28/2005	13,251		45.53	4/30/2015
	7/27/2006	10,251		55.69	4/30/2016
	7/26/2007	11,735		53.80	4/30/2017
	7/24/2008		13,785	56.58	4/30/2018
	7/23/2009		22,587	43.10	4/30/2019
	7/22/2010		12,341	61.24	4/30/2020
						7/24/2008	1,570	110,010
						7/23/2009		150,000
						7/22/2010		250,000
James S. Welch, Jr.	7/25/2002	9,798		24.70	4/30/2012
	7/22/2004	15,958		35.83	4/30/2014
	7/28/2005	14,754		45.53	4/30/2015
	7/27/2006	8,465		55.69	4/30/2016
	7/26/2007	15,019		53.80	4/30/2017
	7/24/2008		13,785	56.58	4/30/2018
	7/23/2009		19,763	43.10	4/30/2019
	7/22/2010		19,745	61.24	4/30/2020
						7/24/2008	1,570	110,010
						7/23/2009		240,000
						7/22/2010		187,500

	Option and SSAR Awards (1)(2)					Stock Awards (1)(3)
		Number						Market
		of	Number of				Number of	Value of
		Securities	Securities				Shares or	Shares or
		Underlying	Underlying				Units of	Units of
		Unexercised	Unexercised	Option			Stock That	Stock That
		Options	Options	Exercise	Option		Have Not	Have Not
		(#)	(#)	Price	Expiration		Vested	Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date	Grant Date	(#)(4)	($)(4)

Mark I. McCallum	7/24/2003	9,941		30.18	4/30/2013
	7/22/2004	6,992		35.83	4/30/2014
	7/28/2005	10,569		45.53	4/30/2015
	7/27/2006	2,895		55.69	4/30/2016
	7/26/2007	10,012		53.80	4/30/2017
	7/24/2008		9,190	56.58	4/30/2018
	7/23/2009		14,705	43.10	4/30/2019
	7/22/2010		12,834	61.24	4/30/2020
						7/24/2008	2,354	164,945
						7/23/2009		312,500
						7/22/2010		162,500
Matthew E. Hamel	11/15/2007	9,511		53.62	4/30/2017
	7/24/2008		9,190	56.58	4/30/2018
	7/23/2009		18,822	43.10	4/30/2019
	7/22/2010		15,797	61.24	4/30/2020
						7/24/2008	1,047	73,363
						7/23/2009		100,000
						7/22/2010		100,000

(1)	All option and SSAR awards are in the form of Class B common stock. Awards with grant dates prior to July 28, 2005 are stock options; awards with grant dates of July 28, 2005 or later are SSARs. All options and SSARs vest and become fully exercisable on the first day of the third fiscal year following the fiscal year of grant.

(2)	Restricted stock awards granted July 24, 2008, July 23, 2009, and July 22, 2010, will vest on April 30, 2012, April 30, 2013, and April 30, 2014, respectively.

(3)	The number of shares of RS to be issued with respect to the July 22, 2010 grants will be determined by multiplying the cash value at target of a NEO’s long-term incentive compensation opportunity designated for RS by a three-year (fiscal 2011 to fiscal 2013) performance adjustment factor, adjusting upwards to account for dividends paid during the second and third years of the performance period, and then dividing that amount by $62.72, which was the value of our Class A common stock as of the close of trading on the date of grant, July 22, 2010.

(4)	Market values of restricted stock awards granted on July 24, 2008, are based on the closing price of $70.07 for our Class A common stock as of April 30, 2011. Market values presented for restricted stock awards granted July 23, 2009, and July 22, 2010 (which are subject to ongoing performance conditions), equal their grant date fair values, as calculated in accordance with FASB ASC Topic 718.

Option Exercises and Stock Vested for Fiscal 2011.

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the NEOs during fiscal 2011.

Fiscal 2011 Option Exercises and Stock Vested Table

	Option/SSAR Awards (1)		Stock Awards
	Number of			Number of
	Shares			Shares
	Acquired	Value Realized		Acquired	Value Realized
	on Exercise	on Exercise (2)	Class of	on Vesting (3)	on Vesting (4)
Name	(#)	($)	Common Stock	(#)	($)

Paul C. Varga			A	43,346	3,037,254
			B	20,319	1,460,123
Donald C. Berg (5)	29,886	1,138,984	A	4,362	305,645
			B	4,330	311,154
James S. Welch, Jr.	9,492	330,132	A	5,494	384,965
			B	9,275	666,502
Mark I. McCallum			A	6,475	453,703
			B	1,618	116,269

(1)	All option and SSAR awards are in the form of Class B common stock.

(2)	Value realized on exercise equals the difference between the option/SSAR exercise price and the market price of the underlying shares at exercise, multiplied by the number of shares for which the option/SSAR was exercised.

(3)	Awards of Class A common stock were granted on July 24, 2003, July 27, 2006, and July 26, 2007. Awards of Class B common stock are deemed to have grant dates of July 24, 2003, July 27, 2006, and July 26, 2007, but were issued on October 27, 2008, in connection with the Company’s special Class B common stock distribution. The vesting date for all restricted stock awards shown in the table was April 30, 2011.

(4)	Value realized on vesting equals the closing market price of the underlying securities on the vesting date, multiplied by the number of shares that vested. The closing prices of our Class A common stock and Class B common stock on the vesting date, April 30, 2011, were $70.07 and $71.86, respectively.

(5)	Mr. Berg exercised options for 20,983 shares of Class B common stock on July 28, 2010, and 8,903 shares of Class B common stock on October 4, 2010.

(6)	Mr. Welch exercised options for 9,492 shares of Class B common stock on October 13, 2010.

Pension Benefits.

We maintain both tax-qualified and non-qualified supplemental excess retirement plans. The following table sets forth the present value of accumulated pension benefits payable to each of our NEOs under our tax-qualified base plan, the Salaried Employees Retirement Plan, and under our non-qualified excess plan, the Supplemental Executive Retirement Plan, based on the pension earned as of our most recent FASB ASC Topic 715 measurement date, April 30, 2011.

Fiscal 2011 Pension Benefits Table

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

Paul C. Varga	Qualified	24.00	368,684	0
	Non-Qualified	24.00	4,185,699	0
Donald C. Berg	Qualified	21.83	543,980	0
	Non-Qualified	21.83	1,621,391	0
James S. Welch, Jr.	Qualified	21.75	431,149	0
	Non-Qualified	21.75	1,387,672	0
Mark I. McCallum	Qualified	7.75	197,549	0
	Non-Qualified	7.75	535,690	0
Matthew E. Hamel	Qualified	3.50	67,483	0
	Non-Qualified	3.50	123,152	0

(1)	The amount in this column represents the actuarial present value of each NEO’s accumulated pension benefit as of our FASB ASC Topic 715 measurement date, April 30, 2011, using a 5.67% discount rate, age 65 expected retirement age, 2010 Static Mortality Table for Annuitants and Non-Annuitants, and life annuity form of payment.

Brown-Forman Corporation Salaried Employees Retirement Plan. Most U.S. salaried employees participate in the tax-qualified Salaried Employees Retirement Plan. This plan is a funded, non-contributory, defined-benefit pension plan that provides monthly retirement benefits based on age at retirement, years of service, and the average of the five highest consecutive calendar years’ compensation during the final ten years of employment. Retirement benefits are not offset by Social Security benefits and are assumed for actuarial purposes to be payable at age 65. A participant’s interest vests after five years of service.

Brown-Forman Corporation Supplemental Executive Retirement Plan. U.S. Federal tax law limits the amount of compensation that may be used annually to accrue benefits under our tax-qualified Salaried Employees Retirement Plan. Therefore, for employees whose compensation exceeds these limits, including our NEOs, we maintain a non-qualified Supplemental Executive Retirement Plan (“SERP”). The SERP provides retirement benefits to make up the difference between a participant’s accrued benefit calculated under the tax-qualified Salaried Employees Retirement Plan and the ceiling imposed by federal tax law. The SERP also provides faster vesting for certain key employees who join us mid-career.

The formula to calculate the combined total pension benefit under both plans includes the following factors:

•	Final Average Compensation (“FAC”) is the average compensation of the highest consecutive five calendar years in the last ten calendar years employed. For this purpose, compensation is considered to be salary and short-term incentive compensation (not long-term cash or equity compensation).

•	Social Security Covered Compensation (“CC”) is the average of the Social Security Taxable Wage Base in effect for each calendar year during the 35 years ending with the calendar year in which a participant attains his or her Social Security Retirement age.

•	Credited Service (“Service”) is the number of years and whole months of service the participant is employed by the Company at a location or division that participates in the pension plan, up to a maximum of 30 years.

The formula to determine the monthly pension for a participant retiring at the regular retirement age of 65 is:

•	1.3% multiplied by FAC up to CC;

•	1.75% multiplied by FAC above CC;

•	The sum of the above multiplied by Service; and

•	Divide by 12 to get the monthly pension (before reduction for early retirement or optional forms of payment).

For example, for someone with FAC of $400,000, CC of $80,000, and Service of 30 years:

• 0.013 X $80,000 =	$1,040
• 0.0175 X $320,000 =	$5,600

• Sum	$6,640
• Times Service	30

• Annual age 65 Pension	$199,200
• Divide by	12

• Monthly Pension	$16,600

Early retirement is available at age 55 under both plans. However, those who retire before age 65 have their pension payments reduced by 3% for each year (1/4 of 1% for each month) that payments start prior to age 65. Donald C. Berg and Mark I. McCallum are our NEOs who are currently eligible for early retirement. Retirees can also reduce their pension payment to purchase optional forms of payment that protect their spouse or ensure a minimum payment period.

Once the final pension is determined, the federal rules that govern the maximum pension that can be paid under the qualified plan are applied to determine the portion to be paid under the qualified plan, and the remainder becomes payable under the non-qualified pension plan.

Non-qualified Deferred Compensation for Fiscal 2011.

Effective January 1, 2011, we adopted the Brown-Forman Corporation Non-qualified Savings Plan. The following table provides information on plan contributions and earnings for our NEOs for fiscal 2011.

Fiscal 2011 Non-qualified Deferred Compensation Table

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY (1)	in Last FY	Last FY (2)	Distributions	Last FYE (3)
	($)	($)	($)	($)	($)

Paul C. Varga	67,200	—	2,772	—	69,972
Donald C. Berg	—	—	—	—	—
James S. Welch, Jr.	26,750	—	1,544	—	28,294
Mark I. McCallum	27,000	—	907	—	27,907
Matthew E. Hamel	—	—	—	—	—

(1)	The amount of the contributions made by each NEO, as reported above, is also included in each NEO’s compensation reported under the Summary Compensation Table, either as “Salary,” or “Non-Equity Incentive Plan Compensation”.

(2)	The aggregate earnings are not reported in the Summary Compensation Table.

(3)	The aggregate balance at April 30, 2011, as reported above, reflects amounts that are currently reported in the Summary Compensation Table for 2011, except for the aggregate earnings on deferred compensation.

Potential Payments Upon Termination or Change-in-Control.

We do not provide our NEOs with any contract, agreement, plan, or arrangement that allows for payments or benefits upon termination or a change-in-control, and that discriminates in favor of any of the NEOs in scope or terms of operation. It is our practice to offer certain benefits to executives whose employment terminates prior to the payment of incentive awards, depending upon the circumstances surrounding their termination. These benefits are intended to continue to link executive compensation to the performance of the Company after their employment has ended and to prevent them from being penalized in situations where the termination of employment was outside of their control. The chart below describes the treatment of annual and long-term incentive awards upon termination of employment under various termination scenarios.

Long-Term Cash Incentives
	Short-Term	and Performance-Based
Termination Event	Cash Incentives	Restricted Stock	SSARs
Retirement (1)	Awards granted in the fiscal year of termination are adjusted pro-rata based on the time worked during the year and are paid at the same time and in the same manner as to active employees.	Awards granted in the fiscal year of termination are adjusted pro-rata based on the time worked during the year and are paid at the same time and in the same manner as to active employees. Unpaid awards granted in prior fiscal years are not reduced, but are paid at the same time and in the same manner as to active employees.	Awards granted in the fiscal year of termination are adjusted pro-rata based on the time worked during the year. Unpaid awards granted in prior fiscal years are not reduced. All awards become vested at the same time and in the same manner as to active employees. Once vested, retirees must exercise prior to the sooner of 7 years from the date of retirement or the original expiration date.

Death/Permanent Disability	Awards granted in the fiscal year of termination are adjusted pro-rata based on the time worked during the fiscal year and are paid at the same time and in the same manner as to active employees.	Awards granted in the fiscal year of termination are adjusted pro-rata based on the time worked during the year and are paid upon termination at a target level of performance. Unpaid awards granted in prior fiscal years are not reduced and are paid upon termination at a target level of performance.	Awards granted in the fiscal year of termination are adjusted pro-rata based on the time worked during the year. Unpaid awards granted in fiscal years prior to death or permanent disability are not reduced. All awards become vested upon death or permanent disability. Once vested, awards may be exercised for up to 5 years, but in no case may the period to exercise exceed the original expiration date.

Long-Term Cash Incentives
	Short-Term	and Performance-Based
Termination Event	Cash Incentives	Restricted Stock	SSARs
Involuntary Not for Cause	Awards granted in the fiscal year of termination are adjusted pro-rata based on the time worked during the fiscal year and are paid at the same time and in the same manner as to active employees.	Awards granted in the fiscal year of termination are adjusted pro-rata based on the time worked during the year and are paid at the same time and in the same manner as to active employees. Unpaid awards granted in prior fiscal years are not reduced, but are paid at the same time and in the same manner as to active employees.	Awards granted in the fiscal year of termination are adjusted pro-rata based on the time worked during the year. Unpaid awards granted in prior fiscal years are not reduced. All awards become vested at the same time as for active employees. Once vested, awards may be exercised for up to 12 months, but in no case may the period to exercise exceed the original expiration date.

Voluntary Termination or Involuntary for Poor Performance	Awards granted in the fiscal year of termination are forfeited.	All unearned awards are forfeited.	Awards that are unvested at the time of termination are forfeited. Awards that are vested at the time of termination may be exercised for up to 30 days.

Involuntary for Cause	Awards granted in the fiscal year of termination are forfeited.	All unearned awards are forfeited.	All outstanding awards are forfeited.

(1)	Retirement applies those executives who leave the Company at or after age 55 with at least 5 years of service or at or after age 65 with any service.

Change-in-Control and Termination Upon Change-in-Control. In the event of a change-in-control, as defined in the Plan, short-term and long-term incentive compensation cycles continue unaffected, outstanding options and SSARs become immediately vested (exercisable according to their original vesting schedule), and restrictions upon outstanding restricted stock awards lapse. In the event of an executive’s termination upon a change-in-control, target awards under incomplete short-term and long-term incentive compensation cycles are deemed to have been earned, vesting is accelerated, and the Company is required to pay out in cash within thirty days following the termination, a pro-rated portion of all such awards. Outstanding options and SSARs become immediately vested and exercisable, and restrictions upon outstanding restricted stock awards lapse.

The following table illustrates the value of compensation available to our NEOs had their employment terminated on April 30, 2011, the final day of our 2011 fiscal year, under various scenarios. The compensation included is only that which would have been payable as a direct result of the specified triggering event.

Fiscal 2011 Potential Payments upon Termination or Change-in-Control Table

		Involuntary	Involuntary				Termination
	Voluntary	Termination	Termination			Change-	Upon Change-
Name	Termination	for Cause	Not for Cause	Retirement	Death	in-Control (7)	in-Control

Paul C. Varga
Death Benefit (1)	0	0	0	0	2,000,000	0	0
Holiday Bonus (2)	0	0	17,500	17,500	17,500	0	17,500
STC (3)	0	0	1,250,000	1,250,000	1,250,000	0	1,250,000
LTC (4)	0	0	2,958,300	2,958,300	2,958,300	0	2,958,300
SSARs (5)	0	0	2,667,886	2,667,886	2,667,886	0	2,667,886
RS (4)	0	0	2,455,293	2,455,293	2,455,293	1,645,293	2,455,293
Total	0	0	9,348,979	9,348,979	11,348,979	1,645,293	9,348,979
Donald C. Berg (6)
Death Benefit (1)	0	0	0	0	2,915,000	0	0
Holiday Bonus (2)	9,288	0	9,288	9,288	9,288	0	9,288
STC (3)	400,000	0	400,000	400,000	400,000	0	400,000
LTC (4)	782,750	0	782,750	782,750	782,750	0	782,750
SSARs (5)	991,298	0	991,298	991,298	991,298	0	991,298
RS (4)	510,010	0	510,010	510,010	510,010	260,010	510,010
Total	2,693,346	0	2,693,346	2,693,346	5,608,346	260,010	2,693,346
James S. Welch, Jr.
Death Benefit (1)	0	0	0	0	2,715,000	0	0
Holiday Bonus (2)	0	0	9,288	9,288	9,288	0	9,288
STC (3)	0	0	300,000	300,000	300,000	0	300,000
LTC (4)	0	0	691,500	691,500	691,500	0	691,500
SSARs (5)	0	0	988,711	988,711	988,711	0	988,711
RS (4)	0	0	537,510	537,510	537,510	350,010	537,510
Total	0	0	2,527,009	2,527,009	5,242,009	350,010	2,527,009
Mark I. McCallum (6)
Death Benefit (1)	0	0	0	0	1,914,000	0	0
Holiday Bonus (2)	7,031	0	7,031	7,031	7,031	0	7,031
STC (3)	400,000	0	400,000	400,000	400,000	0	400,000
LTC (4)	835,250	0	835,250	835,250	835,250	0	835,250
SSARs (5)	699,636	0	699,636	699,636	699,636	0	699,636
RS (4)	639,945	0	639,945	639,945	639,945	477,445	639,945
Total	2,581,862	0	2,581,862	2,581,862	4,495,862	477,445	2,581,862
Matthew E. Hamel
Death Benefit (1)	0	0	0	0	2,284,000	0	0
Holiday Bonus (2)	0	0	3,585	3,585	3,585	0	3,585
STC (3)	0	0	220,000	220,000	220,000	0	220,000
LTC (4)	0	0	436,000	436,000	436,000	0	436,000
SSARs (5)	0	0	849,508	849,508	849,508	0	849,508
RS (4)	0	0	273,363	273,363	273,363	173,363	273,363
Total	0	0	1,782,456	1,782,456	4,066,456	173,363	1,782,456

(1)	Death benefit includes amounts provided by the Company as an insurance benefit in the event of the employee’s death (generally available to all salaried employees) and additional amounts elected and paid for by each NEO as optional insurance coverage.

(2)	Pro-rated holiday bonus is provided in the event of retirement, death/permanent disability, involuntary termination other than for cause, and change-in-control. Holiday bonus is calculated based on a December 1 to November 30 payment cycle.

(3)	Pro-rated short-term cash incentives are provided in the event of retirement, involuntary termination not-for-cause, death/permanent disability or termination upon change in control. In the event of retirement or involuntary termination not-for-cause, awards are based on actual company performance and paid at the same time and in the same manner as to active employees. In event of death/permanent disability or termination upon a change in control, awards are paid as soon as practicable after termination at a target level of performance. Amounts shown reflect payments based on target levels of performance for fiscal 2011.

(4)	Continued vesting of a pro-rated portion of long-term cash incentives and performance-based restricted stock is provided the event of retirement, death/permanent disability, or involuntary termination not-for-cause. In the event of retirement or involuntary termination not-for-cause, awards are based on actual company performance and paid at the same time and in the same manner as to active employees. In event of death/permanent disability or termination upon a change in control, awards are paid as soon as practicable after termination at a target level of performance. Awards granted in the year of termination are adjusted pro rata based on the time worked during the fiscal year. Unpaid awards granted in prior fiscal years are not reduced. Awards shown are not pro-rated because termination is assumed to have occurred on the last day of our fiscal year.

(5)	Continued vesting of a pro-rated portion of SSARs is provided the event of retirement, death/permanent disability, or involuntary termination not-for-cause. In the event of retirement or involuntary termination not-for-cause, SSARs become vested the same time and in the same manner as to active employee. In the event of retirement, SSARs must be exercised by the sooner of the original expiration date or seven years following vesting. Employees terminated not for-cause must exercise their SSARs by the sooner of the original expiration date of 12 months following vesting. In event of death/permanent disability, SSARS become vested immediately and must be exercised by the sooner of the original expiration date or five years following vesting. In the event of a termination following a change in control, SSARs become vested immediately and shall remain exercisable until 30 days following the original scheduled vesting date. Awards granted in the year of termination are adjusted pro rata based on the time worked during the fiscal year. Awards shown are not pro-rated because termination is assumed to have occurred on the last day of our fiscal year. Amounts shown represent the value realized upon vesting or non-forfeitability of unvested SSARs based upon the difference between the exercise price and the closing price of our Class B common stock on April 30, 2011.

(6)	As retirement-eligible NEOs, Mr. Berg and Mr. McCallum would be treated as retirees in the event of voluntary termination.

(7)	In the event of a change in control only, restrictions on performance-based restricted stock granted in fiscal years 2009 and 2010 lapse.

Proposal 2: Advisory Vote on Executive Compensation

We are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers, as disclosed in this Proxy Statement. The vote on this resolution is not intended to address any specific element of compensation, but instead relates to the Compensation Discussion and Analysis section, the compensation tables and the accompanying narrative, tabular and graphic disclosures. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. Although the vote is advisory, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

As described in detail in the “Executive Compensation” section beginning on page 26, we seek to closely align the interests of our Named Executive Officers with the interests of our stockholders. Our compensation programs are designed to reward our executives for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, without encouraging unnecessary or excessive risk-taking. We believe our executive compensation program effectively supports the Company’s operational goals, strategic priorities and objective to deliver superior, sustainable, long-term value to our stockholders. Accordingly, we are asking for stockholder approval of the following resolution:

“RESOLVED, that the stockholders approve, on a nonbinding advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, the compensation tables, and the related narrative, tabular and graphic disclosures in this Proxy Statement.”

The Board of Directors unanimously recommends a vote “FOR” the approval of the nonbinding advisory resolution on executive compensation.

Proposal 3: Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation.

At the 2011 Annual Meeting, the Company will provide stockholders with the opportunity to cast a nonbinding advisory vote on how frequently the Company should seek an advisory vote on executive compensation. Stockholders may indicate whether they prefer the vote to occur every one, two, or three years, or they may abstain. As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee and the Board will consider the outcome of the vote when considering the frequency of future advisory votes on executive compensation. Notwithstanding the Board’s recommendation or the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis (but not less than the law requires) and may vary its practice based on factors such as discussions with stockholders, the adoption of material changes to compensation programs, or changes in the regulatory environment surrounding executive compensation.

The Board of Directors, upon recommendation from the Compensation Committee and the Corporate Governance and Nominating Committee, recommends that future advisory votes on Company executive compensation be held every three years for the following primary reasons.

•	The Company’s executive compensation programs are designed to reward sustainable long-term Company growth and performance.

•	Our compensation philosophy has been consistently applied historically, and our compensation programs typically do not change materially from year-to-year.

•	A substantial portion of the total compensation we pay our Named Executive Officers is delivered in incentive compensation with one-year and three-year performance periods. A nonbinding advisory vote on executive compensation every three years will give stockholders the ability to properly assess our long-term compensation strategies with the hindsight of three years of performance.

•	Other mechanisms, such as requirements for stockholder approval of equity-based compensation plans and other compensation related matters, allow stockholders to provide input on our executive compensation programs in years when the advisory votes would not occur.

•	A nonbinding advisory vote on executive compensation every three years will allow sufficient time for the Compensation Committee to evaluate the results of the most recent advisory vote on executive compensation and to implement changes, if necessary, to our executive compensation programs.

The Board of Directors unanimously recommends a vote for “THREE YEARS” as the frequency of future advisory votes on executive compensation.

DIRECTOR COMPENSATION

This section describes how we compensate our directors.

Elements of Compensation.

Our directors serve one-year terms that begin with, and end immediately prior to, election at the Company’s Annual Meeting of Stockholders held in late July each year (the “Board Year”). We offer the following types of compensation to our non-employee directors:

•	Annual retainer, payable in cash or equity

•	Annual equity opportunity

•	Committee member retainer

•	Committee chairman retainer

•	Meeting fees for board and committee meetings

•	Limited personal benefits and perquisites

Our compensation philosophy for non-employee directors is to provide an annual retainer that is less than that provided by comparable companies, and board and committee meeting fees that exceed those provided by comparable companies. The Compensation Committee believes that this structure appropriately reflects the importance of directors’ attendance and active participation at Board and committee meetings and compensates for the dedication and time commitment required for committee service.

Adoption of Brown-Forman Corporation Non-Employee Director Deferred Stock Unit Program. On September 23, 2010, the Board of Directors adopted the Brown-Forman Corporation Non-Employee Director Deferred Stock Unit Program (the “Program”). The Board adopted the Program on the recommendation of Frederic W. Cook & Co. and the Compensation Committee to support the Board’s goals of encouraging non-employee directors to accumulate shares of the Company’s stock and to hold those shares beyond the end of their Board service.

Under the terms of the Program, the Company’s non-employee directors receive their annual equity opportunity as deferred stock units (“DSUs”). In addition, beginning with the 2011 Annual Meeting of Stockholders, non-employee directors may elect to receive, in increments of twenty-five percent, all or part of their annual Board retainer in the form of DSUs. Each DSU represents the right to receive one share of the Company’s Class B common stock, based on the closing price of Class B shares on the date the award is made. On each dividend payment date, non-employee directors will be credited with an amount of DSUs equivalent to the cash dividends that would have been paid on the number of DSUs held on the record date for such dividend, based on the market value of the Class B common stock as of the dividend payment date. If a director’s Board service ends during the middle of a given Board Year, the DSUs attributable to the remainder of that Board Year, and any corresponding dividend-equivalent DSUs, remain unvested and are forfeited. Following a non-employee director’s separation from Board service, his or her DSUs are paid out in shares of Class B common stock. Directors may elect to receive this distribution either in a single lump sum, or in ten equal annual installments, in either case payable no sooner than six months after the director’s separation from service. The Program provides that DSU awards will continue until July 2014, which is the remaining period in which awards may be made under the Omnibus Plan.

Annual Board Retainer. The Committee reviews, and if appropriate, adjusts annually, the compensation offered to our non-employee directors. Our non-employee directors are paid an annual Board retainer of $38,000 cash, payable in six installments over the Board Year. In lieu of cash, a director may elect to receive all or part of his or her annual Board retainer in the form of Class B common DSUs.

Annual Equity Opportunity. In addition to the annual Board retainer, each non-employee director receives an annual equity opportunity valued at $60,000. The director may elect, in 25% increments, the percentage of the annual equity opportunity to be paid in DSUs and the percentage to be paid in cash. Non-employee directors who have not satisfied the stock ownership guideline (discussed below) must elect to receive at least 50% of the value of the equity opportunity in the form of DSUs, while non-employee directors who have satisfied the stock ownership guideline may elect to receive cash in lieu of their annual equity opportunity.

Stock Ownership Guidelines. Effective September 23, 2010, the Board established a stock ownership guideline applicable to our non-employee directors equal to five times the combined value of the annual Board retainer and annual equity award ($490,000). When considering whether a non-employee director has satisfied the stock ownership guideline, the Committee includes the fair market value of Class A and Class B common stock held. The value of unexercised stock options and SSARs is excluded. Non-employee directors who have satisfied their ownership guideline may elect to receive cash in lieu of their annual equity opportunity, while those who have not met their guideline must elect to receive at least 50% of the value allocated to the annual equity award in the form of DSUs.

Committee-Related Retainers. We pay our non-employee director committee chairs an annual retainer of $30,000 cash per committee chaired, payable in six installments over the Board Year. We pay our non-employee director committee members (other than committee chairs) an annual retainer of $10,000 cash, payable in six installments over the Board Year.

Meeting Fees. Non-employee directors receive a meeting fee of $5,000 per Board meeting attended in person (or telephonically, if personal attendance is not possible for medical reasons), or $2,500 if attended telephonically or for partial in-person participation. Committee members and chairs receive $2,500 per committee meeting attended in person or telephonically.

Director Candidate Travel Fees. Non-employee directors receive the equivalent of a committee meeting fee when they travel to conduct interviews of potential director candidates.

Employee Directors. In addition to, and separate from, his regular compensation as a Brown-Forman employee, we pay Geo. Garvin Brown IV $145,000 per year as compensation for his service as Chairman of the Board. Otherwise, we do not pay our employee directors (Geo. Garvin Brown IV, Paul C. Varga and James S. Welch, Jr.) for serving on our Board, any of its committees, or on the boards or equivalent bodies of any of our subsidiaries. For additional information on the compensation we pay to Geo. Garvin Brown IV as a Brown-Forman employee, please see the “Certain Relationships and Related Transactions” section, which begins on page 57.

Expense Reimbursement. We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors, and provide an additional international travel allowance of $3,000 per meeting to directors who must travel to Board meetings from outside the United States. All of our directors are covered under the Company’s travel accident insurance and D&O liability insurance programs.

We occasionally invite our directors and their spouses to certain events, including retirement celebrations, award dinners, and similar events. We believe these events provide valuable opportunities for our directors to establish and develop relationships with our senior executives, long-term stockholders, employees, and each other, furthering our objective of having a strong and cohesive Board of Directors.

Fiscal 2011 Director Compensation.

The following table sets forth the compensation we paid to our non-employee directors for their service in fiscal 2011.

Fiscal 2011 Director Compensation Table

	Fees Earned or	DSU	SSAR	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)(4)	($)(3)(4)	($)	($)

Patrick Bousquet-Chavanne	87,389	60,000	38,000	-	185,389
Martin S. Brown Jr.	68,000	60,000	-	-	128,000
Bruce L. Byrnes	50,872	49,615	-	-	100,487
John D. Cook	107,306	60,000	38,000	-	205,306
Sandra A. Frazier	68,000	60,000	-	-	128,000
Richard P. Mayer	122,500	60,000	38,000	-	220,500
William E. Mitchell	106,333	60,000	-	-	166,333
William M. Street	115,500	60,000	-	-	175,500
Dace Brown Stubbs	68,000	60,000	-	-	128,000

(1)	Amounts in this column reflect fees earned during fiscal 2011 and include: annual Board retainer, if paid in cash; annual committee chair and committee member retainers; and Board and committee meeting fees. Fees vary based on the length of Board service during the year, the Board member’s attendance at Board and committee meetings, and whether such Board member is chair of a committee.

(2)	Deferred stock units represent the right to receive one share of Class B common stock, and are determined by dividing the cash value of the opportunity designated for DSUs by the closing price on the date of grant. Fiscal 2011 DSU awards were granted September 23, 2010; the closing price of our Class B common stock on that date was $60.89. Mr. Byrnes received a pro-rated number of DSUs, based on his election to the Board mid-Board Year. On dividend payment dates, outstanding DSUs are credited with dividend-equivalent DSUs.

(3)	For fiscal 2011, Mr. Bousquet-Chavanne, Mr. Cook, and Mr. Mayer elected to receive their Board retainer in SSARs. Amounts reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 12 to the Company’s audited financial statements for the fiscal year ended April 30, 2011, which are included in the Company’s Annual Report on Form 10-K as filed with the SEC. The number of SSARs awarded to our non-employee directors for fiscal 2011 was determined by dividing the cash value of the opportunity designated for SSARs by the Black-Scholes value of our Class B common stock as of the close of trading on the date of grant, July 22, 2010 ($12.85). All SSARs granted to non-employee directors are immediately vested and are exercisable for a period of 10 years from the first day of the fiscal year in which they were granted. Upon a non-employee director’s retirement from the Board, SSARs continue in force until the earlier of their original expiration date or 7 years following the date of retirement.

(4)	The aggregate number of Class B common stock options, SSARs, and DSUs outstanding for each of our non-employee directors as of April 30, 2011, is set forth below. All such options and SSARs are fully vested and exercisable. DSUs become vested at the end of the Board Year.

	DSUs	SSAR/Options
	Outstanding	Outstanding
	as of	as of
Name	April 30, 2011	April 30, 2011

Patrick Bousquet-Chavanne	1,009	36,680
Martin S. Brown Jr.	1,009	14,939
Bruce L. Byrnes	834	0
John D. Cook	1,009	13,647
Sandra A. Frazier	1,009	14,939
Richard P. Mayer	1,009	35,651
William E. Mitchell	1,009	17,410
William M. Street	1,009	23,801
Dace Brown Stubbs	1,009	29,073

OTHER INFORMATION

This section provides other information you should know before you vote.

Certain Relationships and Related Transactions.

Related Person Transactions. SEC regulations require disclosure of certain transactions between the Company and specified categories of related persons. A “related person” generally includes any individual who served as a director or executive officer at any time during the last fiscal year, a director nominee, a beneficial owner of more than 5% of the Company’s voting securities, and any immediate family member of any such person(s). In order to ascertain information regarding related person transactions, the Company asks each director, director nominee, executive officer, and more than 5% beneficial owner to disclose any Company transaction with a related person since May 1, 2010, or any such proposed transaction. The Audit Committee has reviewed and evaluated all such transactions for fiscal 2011, each of which is described below.

As a family-controlled company, we employ individuals who are considered “related persons” under SEC regulations. As of April 30, 2011, we employed six individuals – Campbell P. Brown, Christopher L. Brown, Geo. Garvin Brown IV, J. McCauley Brown, Suzanne M. Brown, and Marshall B. Farrer – who are immediate family members of executive officers, directors, or more than 5% beneficial owners, or who are directors or more than 5% beneficial owners in their own right. Each of these employees is compensated in a manner consistent with our employment and compensation policies applicable to all employees, and the aggregate amount of compensation and benefits paid by the Company to each of these employees during fiscal 2011 exceeded $120,000. For certain of these employees, we reimbursed certain relocation expenses and associated taxes and/or provided expatriate benefits, pursuant to our employee relocation assistance program.

Geo. Garvin Brown IV currently serves as Executive Vice President of Brown-Forman Corporation and Chairman of our Board of Directors. During fiscal 2011, Mr. Brown served as Senior Vice President and Managing Director of our Western Europe and Africa region. Mr. Brown received a salary (including holiday bonus) of $225,781 and non-equity incentive compensation of $190,370 during fiscal 2011. In addition, during fiscal 2011, the Company incurred costs at a net amount of $184,062 for certain expenses associated with Mr. Brown’s living abroad, including housing costs, benefits, and other assignment-related expenses. During fiscal 2011, Mr. Brown received as an employee of the Company long-term equity-based incentive compensation of 553 Class B common restricted stock units. This equity award was approved by the Compensation Committee of the Board. Mr. Brown’s compensation is consistent with that of other employees with similar tenures, responsibilities, performance histories, and expatriate status. In addition, Mr. Brown receives a $145,000 annual stipend for serving as the Chairman of our Board of Directors, which stipend was approved by the Compensation Committee of the Board.

Kris Sirchio joined the Company as an executive officer (Chief Marketing Officer) in fiscal 2010. During fiscal 2011, in connection with his family’s relocation to Louisville, Kentucky, the Company sold to Mr. Sirchio, at its appraised value, a home previously purchased by the Company’s relocation service provider under the Company’s employment relocation policy, at a sale price greater than $120,000.

Laura Lee Brown is a member of the Brown family, a more than 5% beneficial owner of the Company’s voting stock, and the sister of Director Dace Brown Stubbs. Ms. Brown, together with her spouse, Steve Wilson, owns a parking garage in downtown Louisville, next to our offices at 626 West Main Street. We lease, at market rates, a number of parking spaces in this garage, and pay additional amounts for validations of parking for customers and visitors. For fiscal 2011, the Company’s expense under this arrangement was $190,623. In addition, Ms. Brown and Mr. Wilson are investors in the 21c Museum Hotel and Proof on Main restaurant. During fiscal 2011, Brown-Forman rented hotel rooms and conference rooms and provided meals and entertainment at 21c and Proof, at market rates, to various corporate guests. The amount paid in fiscal 2011 for these expenses was $312,552.

In May 2011, the Company announced its intention to join ten other civic investors in an effort to acquire, develop, and preserve a row of five historic buildings on Main Street in the central business district of Louisville, Kentucky. The Company occupied one of the buildings in the early 1900s, when the buildings formed part of ‘Whiskey Row’ – once the center of Louisville’s bourbon industry. This project aims to revitalize a full block of buildings, which were at risk of being demolished, in a manner that preserves their historical architecture and cultural significance to our industry. The Company has a history of making civic-minded real estate gifts and investments as part of its philanthropic initiatives, and has elected to contribute to this project primarily for these civic benefits and philanthropic reasons.

The acquisition, preservation, and development of these buildings will be undertaken by Main Street Revitalization LLC, which is managed by Brown Wilson Ventures, an entity controlled by Laura Lee Brown and Steve Wilson. Brown Wilson Ventures’s investment represents 54% of the $4.85 million project. It is anticipated that members of Main Street Revitalization will include the Company, whose investment would represent 15% of the total; Owsley Brown II, whose investment would represent 12% of the total; and James S. Welch, Jr., and his wife, Marianne Welch, whose investment would represent 5% of the total. Formal agreements have not yet been negotiated and executed. The Downtown Development Corporation, a non-profit organization dedicated to the economic health of downtown Louisville, which Mr. Welch co-chairs, helped structure and find investors for the project. Ms. Brown and Mr. Brown are each beneficial owners of more than 5% of the Company’s voting stock, and Mr. Welch is a director and executive officer of the Company.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee is or has been an officer or employee of the Company, and no executive officer of the Company has served on the compensation committee or board of any company that employed any member of our Compensation Committee or Board of Directors either during fiscal 2011, or as of the date of this Proxy Statement.

Other Proposed Action.

As of June 27, 2011, we know of no business to come before the meeting other than the election of our Board of Directors, the nonbinding advisory vote on executive compensation, and the nonbinding advisory vote on the frequency of future executive compensation advisory votes. If any other corporate business should be properly presented at the meeting, the proxies will be voted in accordance with the judgment of the persons holding them.

Stockholder Proposals for the 2012 Annual Meeting.

To be considered for inclusion in next year’s Proxy Statement and form of proxy relating to the 2012 Annual Meeting of Stockholders, stockholder proposals must be received by us at our principal executive offices at 850 Dixie Highway, Louisville, Kentucky 40210, not later than February 26, 2012. Proposals should be sent to the attention of Matthew E. Hamel, our Secretary, and must comply with SEC requirements related to the inclusion of stockholder proposals in Company-sponsored proxy materials. Proposals received after February 26 will not be included in our proxy materials for the 2012 Annual Meeting. Proposals received after May 17, 2012, will be considered untimely, and the proxies solicited by us for next year’s Annual Meeting will confer discretionary authority to vote on any such matters without a description of them in the Proxy Statement for that Annual Meeting.

By Order of the Board of Directors
Matthew E. Hamel
Secretary

Louisville, Kentucky
June 27, 2011

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 28, 2011:
The Notice of Annual Meeting, Proxy Statement and 2011 Annual Report are available at www.brown-forman.com/proxy.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.
Proxy card must be signed and dated below.
ò Please fold and detach card at perforation before mailing. ò

BROWN-FORMAN CORPORATION
This Proxy is Solicited on Behalf of the Board of Directors
For Use by Holders of Class A Common Stock at the
Annual Meeting of Stockholders July 28, 2011.
THE UNDERSIGNED hereby appoint(s) Geo. Garvin Brown IV, Paul C. Varga and Matthew E. Hamel, and each of them, attorneys and proxies, with power of substitution, to vote all of the shares of Class A Common Stock of Brown-Forman Corporation (the “Corporation”) standing of record in the name of the undersigned at the close of business on June 20, 2011, at the Annual Meeting of Stockholders of the Corporation to be held on July 28, 2011, and at any adjournment or postponement thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director, “FOR” Proposal 2 and for “THREE YEARS” on Proposal 3. The votes entitled to be cast by the undersigned will be cast in the discretion of the named proxy holders upon any other matter that may properly come before the meeting and any adjournment or postponement thereof.

Signature

Signature (if held jointly)
Dated:

Signature should be exactly as name or names appear on this proxy. If stock is held jointly, each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT.
Please promptly return your proxy in the enclosed envelope.
Proxy card must be signed and dated on reverse side.
ò Please fold and detach card at perforation before mailing. ò

BROWN-FORMAN CORPORATION	PROXY
This proxy, when properly executed, will be voted in the manner directed below by the undersigned stockholder(s). If no direction is given, this proxy will be voted “FOR” the election of all nominees for director.
The Board of Directors unanimously recommends a vote FOR the election of each of the director nominees, FOR Proposal 2 and for THREE YEARS on Proposal 3.
Proposal 1: Election of Directors

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
(01) Patrick Bousquet-Chavanne	☐	☐	☐	(07) Richard P. Mayer	☐	☐	☐
(02) Geo. Garvin Brown IV	☐	☐	☐	(08) William E. Mitchell	☐	☐	☐
(03) Martin S. Brown, Jr.	☐	☐	☐	(09) Dace Brown Stubbs	☐	☐	☐
(04) Bruce L. Byrnes	☐	☐	☐	(10) Paul C. Varga	☐	☐	☐
(05) John D. Cook	☐	☐	☐	(11) James S. Welch, Jr.	☐	☐	☐
(06) Sandra A. Frazier	☐	☐	☐
Proposal 2: Non-binding Advisory Vote on Executive Compensation

☐ FOR	☐ AGAINST	☐ ABSTAIN
Proposal 3: Non-binding Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

☐ 3 YEARS	☐ 2 YEARS	☐ 1 YEAR	☐ ABSTAIN
     In their discretion, the Proxies are authorized to vote upon such other corporate business as may properly come before the meeting.
THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN, DATE AND RETURN PROMPTLY.